UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to §240.14a-12

Peapack-Gladstone Financial Corporation

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒No fee required.

☐Fee paid previously with preliminary materials.

☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

500 HILLS DRIVE

BEDMINSTER, NEW JERSEY 07921

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 3, 2022

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Peapack-Gladstone Financial Corporation (the “Company”) will be held online on Tuesday, May 3, 2022 at 10:00 a.m., Eastern time.  Due to the public health concerns regarding the coronavirus (COVID-19), and well-being of our employees, directors and shareholders, the Annual Meeting will be held in a virtual format only. You will not be able to attend the Annual Meeting physically.  At the meeting, shareholders will be asked to consider and vote:

1.	To elect thirteen directors to serve for a one-year term and until their successors shall have been duly elected and qualified.
2.	To approve, on a non-binding basis, the compensation of the Company’s named executive officers.
3.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.
4.	Such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 9, 2022 are entitled to receive notice of, and to vote at, the meeting.

You are urged to carefully read the attached proxy statement relating to the meeting.

Whether or not you expect to attend the virtual meeting, we urge you to exercise your right to vote as promptly as possible.

By Order of the Board of Directors

Heidi Smith

Corporate Secretary

Bedminster, New Jersey

March 17, 2022

YOUR VOTE IS IMPORTANT.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED

OR VOTE BY TELEPHONE OR VIA THE INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2022

This Proxy Statement and our Annual Report on Form 10-K are available at

http://www.edocumentview.com/PGC

Peapack-Gladstone Financial Corporation

Proxy Statement

i

PEAPACK-GLADSTONE FINANCIAL CORPORATION

500 HILLS DRIVE

BEDMINSTER, NEW JERSEY 07921

PROXY STATEMENT

This proxy statement is furnished to the shareholders of Peapack-Gladstone Financial Corporation (“Peapack-Gladstone” or the “Company”) in connection with the solicitation by the Board of Directors of Peapack-Gladstone of proxies for use at the Annual Meeting of Shareholders to be held virtually on Tuesday, May 3, 2022 at 10:00 a.m., Eastern time.

Due to the public health concerns regarding the coronavirus (COVID-19) and to support the health and well-being of our employees, directors and shareholders, the Annual Meeting will be held in a virtual format only. You will not be able to attend the Annual Meeting physically.

This proxy statement is first being made available to shareholders on approximately March 17, 2022.

ATTENDING THE MEETING

The annual meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. No physical meeting will be held. You are entitled to participate in the annual meeting only if you were a shareholder of record of the Company as of the close of business on March 9, 2022 (“Registered Holder”), if you are a beneficial holder and hold your shares through an intermediary, such as a bank or broker (“Beneficial Holder”) or if you hold a valid legal proxy for the Annual Meeting. No physical meeting will be held.

As a Registered Holder, you will be able to attend the Annual Meeting online, submit your questions online and vote by visiting meetnow.global/MNRMTKV and following the instructions on your Notice, proxy card, or on the instructions that accompanied your proxy materials.

If you are a Beneficial Holder and want to attend the Annual Meeting online (with the ability to submit your questions online and/or vote, if you choose to do so) you must submit proof of your proxy power from your broker or bank reflecting your Peapack-Gladstone Financial Corporation stock holdings (“Legal Proxy”) along with your name and e-mail address to Computershare.

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 28, 2022. You will receive a confirmation of your registration by e-mail after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email: Forward the email from your broker granting you a Legal Proxy, or attach an image of your Legal Proxy, to legalproxy@computershare.com

By mail: Computershare

Peapack-Gladstone Financial Corporation Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

VOTING INFORMATION

Outstanding Securities and Voting Rights

The record date for determining shareholders entitled to notice of, and to vote at, the meeting is March 9, 2022. Only shareholders of record as of the record date will be entitled to notice of, and to vote at, the meeting.

On the record date, 18,208,940 shares of Peapack-Gladstone’s common stock, no par value, were outstanding and eligible to be voted at the meeting. Each share of Peapack-Gladstone’s common stock is entitled to one vote.

Delivery of Proxy Materials

The 2022 notice of annual meeting of shareholders, this proxy statement, the Company’s 2021 annual report on Form 10-K and the proxy card or voting instruction form are referred to as our “proxy materials.”  Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to certain shareholders over the Internet.  Most shareholders are receiving by mail a Notice of Internet Availability of Proxy Materials (an “E-Proxy Notice”), which provides general information about the annual meeting, the matters to be voted on at the annual meeting, the website where our proxy statement and annual report are available for review, downloading and printing, and instructions on how to submit proxy votes.  The E-Proxy Notice also provides instructions on how to request a paper copy of the proxy materials and how to elect to receive either a paper copy or an electronic copy of the proxy materials for future meetings.

Shareholders that have previously elected to receive proxy materials via electronic delivery will receive an e-mail with the proxy statement, annual report and instructions on how to vote.  Shareholders who previously elected to receive paper copies of the proxy materials will receive the proxy statement, annual report and instructions on how to vote by mail or via telephone or the internet.

Householding

When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders.  Similarly, brokers and other intermediaries holding shares of our common stock in “street name” for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written demand or oral request a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder of record at a shared address to which a single copy of those documents was delivered.  To receive additional copies, you may write to or call Heidi Smith, Corporate Secretary of Peapack-Gladstone, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921 or (908) 443-5386.  If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or proxy materials.

If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact Heidi Smith, Corporate Secretary at the address or telephone number above.  If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf.

Required Vote

The presence, online or by proxy, of a majority of the shares entitled to vote is necessary to constitute a quorum at the meeting.  Abstentions and broker non-votes are counted to determine a quorum. A broker non-vote occurs when a broker holding shares for a beneficial holder does not vote on a particular proposal because the broker does not have discretionary power to vote with respect to that item and has not received voting instructions from the beneficial owner.

The election of directors requires the affirmative vote of a plurality of Peapack-Gladstone’s common stock voted at the meeting, whether voted online or by proxy.  This means that the nominees receiving the greatest number of votes will be elected.  Abstentions and broker non-votes will have no impact on the election of directors.

The approval (1) on a non-binding basis, of the compensation of the Company’s named executive officers, and (2) of the ratification of the appointment of Crowe LLP each requires the affirmative vote of a majority of the votes cast at the meeting, whether voted online or by proxy. Abstentions and broker non-votes will have no impact on the approval of these proposals.

All shares represented by valid proxies received pursuant to this solicitation will be voted as follows, unless the shareholder specifies a different choice by means of the proxy or revokes the proxy prior to the time it is exercised:

•	Proposal 1 – FOR the election of the 13 nominees for director;
•	Proposal 2 – FOR the approval, on a non-binding basis, of the compensation of the Company’s named executive officers; and

•	Proposal 3 – FOR the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

Should any other matter properly come before the meeting, the persons named as proxies will vote upon such matters in their discretion.

Voting

We are offering you four alternative ways to vote your shares:

Internet.  If you wish to vote using the Internet, you can access the webpage at www.envisionreports.com/PGC and follow the on-screen instructions or scan the QR code on your E-Proxy Notice or proxy card with your smartphone.  Have your proxy card available when you access the webpage.

Telephone.  If you wish to vote by telephone, call, toll free, 1-800-652-VOTE(8683) and follow the instructions.  Have your proxy card available when you call.

Mail.   If you wish to vote by mail, please sign your name exactly as it appears on your proxy card, date and mail your proxy card in the envelope provided as soon as possible.

Online at the Meeting. The method by which you vote will not limit your right to vote online at the meeting if you decide to virtually attend.  To be admitted to the Annual Meeting, you must go online to www.meetingcenter.io/203672367, enter the password PGC2022 and enter the control number found on your proxy card. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

Revocability of Proxy

Any shareholder giving a proxy has the right to attend the meeting virtually and to vote online at the meeting in person. A proxy may be revoked prior to the meeting by submitting a later-dated proxy or by submitting a written revocation to Heidi Smith, Corporate Secretary, Peapack-Gladstone, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921. A proxy may be revoked at the meeting by voting online at the meeting. Attendance at the meeting will not in itself constitute revocation of a proxy.

Solicitation of Proxies

This proxy solicitation is being made by the Board of Peapack-Gladstone and the costs of the solicitation will be borne by Peapack-Gladstone. In addition to the use of the mails, proxies may be solicited personally or by telephone, e-mail or facsimile transmission by directors, officers and employees of Peapack-Gladstone and its subsidiaries or Laurel Hill Advisory Group LLC, a proxy solicitor firm. Directors, officers and employees will not be compensated for such solicitation activities. Peapack-Gladstone will pay $6,500 plus certain out of pocket costs to Laurel Hill Advisory Group LLC for its proxy solicitation services. Peapack-Gladstone will also make arrangements with brokers, dealers, nominees, custodians and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and Peapack-Gladstone will reimburse them for their reasonable expenses incurred in forwarding the materials.

CORPORATE GOVERNANCE

General and Corporate Governance Principles

The business and affairs of Peapack-Gladstone are managed under the direction of the Board of Directors. Members of the Board are kept informed of Peapack-Gladstone’s business through discussions with our President and CEO and Peapack-Gladstone’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All members of the Board also served as directors of Peapack-Gladstone’s subsidiary bank, Peapack-Gladstone Bank (the “Bank”), during 2021. The Board of Directors of Peapack-Gladstone and Peapack-Gladstone Bank each held 11 meetings during 2021. During 2021, each director of Peapack-Gladstone attended at least 75% of the total number of meetings of Peapack-Gladstone’s Board and meetings of committees on which such director served.

The Board has adopted Corporate Governance Principles, which are intended to provide guidelines for the governance of Peapack-Gladstone, including:  the qualification and selection of the Board of Directors and its committees; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; director compensation; orientation and continuing education; and the evaluation of the performance of the CEO. The Corporate Governance Principles are available in the Government Documents portion of the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is comprised of 13 directors, all of whom are independent directors under applicable NASDAQ Stock Market (“NASDAQ”) rules, except for Douglas L. Kennedy, our Chief Executive Officer. The Company maintains a Risk Committee, which, along with our Board of Directors, is responsible for overseeing the Company’s risk management. Our full Board receives and reviews a company-wide risk assessment annually. While the Risk Committee and the full Board oversee the Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is appropriate for addressing the risks facing our Company. Our independent directors conduct separate executive sessions to discuss Company affairs on at least a semi-annual basis and more frequently as necessary. The Chair of the Board, who is independent, presides over these sessions. If in the future our Board Chair is not independent, our bylaws provide for the appointment of an independent lead director.

We believe that having a separate Chair and CEO, independent chairs and membership for each of our Audit, Compensation and Nominating Committees and holding executive sessions of independent directors provides the right form of leadership for our Company. Separating the Chair and CEO positions allows the CEO to better focus on his responsibilities of running the Company, enhancing shareholder growth and better positioning the Company for future growth, while our experienced independent directors provide oversight of Company operations and provides different perspectives based on the directors’ experience, oversight and expertise from outside our Company.

Director Independence

The Board has determined that a majority of the directors and all current members of the Nominating, Compensation, and Audit Committees are “independent” in accordance with NASDAQ rules.  The Board has determined that the members of the Audit Committee are also “independent” under the heightened standards of independence under NASDAQ rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the members of the Compensation Committee are also “independent” under the heightened standards of independence under the NASDAQ rules. The Board’s conclusion follows a review by the Nominating Committee and management of the responses of the directors and executive officers to questions regarding employment history, transactions with the Bank, affiliations and family and other relationships.

To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with Peapack-Gladstone fall within these categories is independent absent any other relationship that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director:

•

A loan made by the Bank to a director, his or her immediate family member or an entity affiliated with a director or his or her immediate family member, or a loan personally guaranteed by such persons, if such loan (1) complies with state and federal regulations on insider loans, where applicable; (2) is not classified as substandard, doubtful or loss; and (3) is on customary and usual market terms and conditions.

•

A deposit, trust, insurance brokerage, securities brokerage or similar customer relationship between Peapack-Gladstone or its subsidiaries and a director, his or her immediate family member or an affiliate of his or her immediate family member if such relationship is on customary and usual market terms and conditions.

•	The employment by Peapack-Gladstone or its subsidiaries of any immediate family member of the director if the employee serves below the level of senior vice president.
•

Annual contributions by Peapack-Gladstone or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed $20,000 in any calendar year and the contribution is made in the name of Peapack-Gladstone.

•

Purchases of goods or services by Peapack-Gladstone or any of its subsidiaries from a business in which a director or his or her immediate family member is a partner, shareholder or officer, if the director or his or her immediate family member owns five percent or less of the equity interests of that business and does not serve as an executive officer of the business.

•

Purchases of goods or services by Peapack-Gladstone, or any of its subsidiaries, from a business in which the director or his or her immediate family member is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her immediate family member or such business in the last calendar year does not exceed the greater of $60,000 or two percent of the gross revenues of the business.

•	Fixed retirement benefits paid or payable to a director either currently or on retirement.

The following categories or types of transactions, relationships or arrangements were considered by the Board in determining that each listed director is independent in accordance with the NASDAQ rules.

Independent Director	Category or Type

Susan A. Cole	Wealth Management

Anthony J. Consi, II	Loans, Deposits

Richard Daingerfield	Loans, Deposits, Wealth Management

Edward A. Gramigna	Deposits, Wealth Management

Peter D. Horst	Deposits

F. Duffield Meyercord	Loans, Deposits, Wealth Management

Philip W. Smith	Loans, Deposits, Wealth Management, Employment of Immediate Family Member*

Beth Welsh	Loans, Deposits

* Mr. Smith’s sister in-law Anne Smith was promoted to Senior Managing Director in 2017.  Anne Smith is not an executive officer of the Company.

Board Diversity Matrix

The table below provides certain highlights of the composition of our board members and nominees. Under NASDAQ rules, each NASDAQ-listed company must have, or explain why it does not have, at least two members of its Board of Directors who are "Diverse," including (1) at least one Diverse director who self-identifies as Female; and (2) at least one Diverse director who self-identifies as an "Underrepresented Minority" or LGBTQ+.  Diverse means an individual who self-identifies as female, an Underrepresented Minority, or LGBTQ+. Each of the categories listed in the below table has the meaning as it is used in NASDAQ Rule 5605(f).

	Board Diversity Matrix
	December 31, 2021
Total Number of Directors	13
	Female	Male
Gender Identity
Directors	3	10
Demographic Background
African American or Black	1	-
Alaskan Native or Native American	-	-
Asian	-	-
Hispanic or Latino	-	-
Native Hawaiian or Pacific Islander	-	-
White	2	10
Two or More Races or Ethnicities	-	-
LGBTQ+	-	-
Did Not Disclose Demographic Background	-	-

Shareholder Communication with Directors

The Board of Directors has established the following procedures for shareholder communications with the Board of Directors or the Chair, who presides over the independent director sessions:

•

Shareholders wishing to communicate with the Board of Directors or the Chair should send any communication to either the Board of Directors or the Presiding Director of Independent Director Sessions, Peapack-Gladstone Financial Corporation, c/o Heidi Smith, Corporate Secretary, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921. Any such communication should state the number of shares owned by the shareholder.

•

The Corporate Secretary will forward such communication to the Board of Directors, the Chair or as appropriate to the particular Committee Chair, unless the communication is a personal or similar grievance, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors, in which case the Corporate Secretary has the authority to disregard the communication. All such communications will be kept confidential to the extent possible.

•

The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by any Board member, and will regularly review all such communications with the Board, the Chair or the appropriate Committee Chair.

Committees of the Board of Directors

The Board of Directors maintains an Audit Committee, a Compensation Committee, a Nominating Committee, and a Risk Committee. The following table identifies the members of each of these committees as of March 9, 2022.  All members of each committee are independent in accordance with the NASDAQ listing requirements. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operations.  Each committee reviews and reassesses the adequacy of its charter at least annually.  The charters are available in the Governance Documents portion of the Investor Relations section of the Company’s web site (www.pgbank.com).

Director	Audit Committee	Compensation Committee	Nominating Committee	Risk Committee
Carmen M. Bowser			X	X
Susan A. Cole
Anthony J. Consi, II	X	X		X
Richard Daingerfield	X			X*
Edward A. Gramigna, Jr.	X		X*
Peter D. Horst			X
Steven A. Kass	X*			X
Douglas L. Kennedy
F. Duffield Meyercord		X*	X
Patrick J. Mullen	X			X
Philip W. Smith, III			X
Tony Spinelli		X		X
Beth Welsh	X			X
Number of meetings in 2021	8	5	1	6

* Chairperson

Audit Committee

The Board of Directors has determined that Messrs. Consi and Kass meet the SEC criteria of an “audit committee financial expert.”

The Audit Committee charter provides the Audit Committee with the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by our independent auditors. Other responsibilities of the Audit Committee include: reviewing the scope and results of the audit with our independent auditors; reviewing with management and our independent auditors, Peapack-Gladstone’s interim and year-end operating results, including earnings releases; considering the appropriateness of the internal accounting and auditing procedures of Peapack-Gladstone; considering our auditors’ independence; reviewing examination reports by bank regulatory agencies; reviewing audit reports prepared by the Internal Audit Department of

Peapack-Gladstone; reviewing audit reports prepared by any outside firm that may conduct internal audit functions for Peapack-Gladstone; and reviewing the response of management to those reports. The Audit Committee reports to the full Board pertinent matters coming before it.

Compensation Committee

The Compensation Committee recommends to the independent members of the Board the CEO’s compensation, sets specific compensation for executive officers (other than the CEO) and ratifies general compensation levels for all other officers and employees. It also administers our long-term stock incentive plans and makes awards under those plans. The Compensation Committee also recommends Board compensation. In setting compensation levels, the Compensation Committee undertakes a thorough analysis and consideration of overall Company performance, individual job performance, the overall need of the Company to attract, retain and incent executive talent, the total cost of the compensation programs, and peer compensation.

The Compensation Committee has the authority to and responsibility for the appointment, retention, compensation and oversight of compensation consulting and advisory firms as it deems appropriate to its role. In 2021, the Compensation Committee engaged the services of McLagan, part of the rewards solutions practice at Aon PLC, an independent compensation consulting firm specializing in executive compensation, which provided an updated competitive market analysis and peer group data. McLagan reports directly to the Compensation Committee and carries out its responsibilities to the Compensation Committee in coordination with the Human Resources Department as requested by the Compensation Committee.

Risk Committee

The Risk Committee provides oversight and guidance for the Bank’s Enterprise Risk Management initiatives, including risk governance structure, risk management and risk assessment guidelines, policies and procedures market, credit, operational, liquidity and reputational risks, and the Bank’s risk tolerance.  Risk assessment and risk management are the responsibility of the Bank’s management.  The Committee’s responsibility consists of oversight and review.

Nominating Committee

The Nominating Committee reviews the qualifications of and recommends to the Board candidates for election as directors of Peapack-Gladstone and the Bank, recommends committee assignments, and discusses management succession for the Chair and the CEO positions. The Nominating Committee is also charged with reviewing the Board’s adherence to the Corporate Governance Principles and the Code of Business Conduct and Conflict of Interest Policy. The Nominating Committee reviews recommendations from shareholders regarding director candidates and any shareholder proposals. The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.”

Nomination of Directors

Nominations for director may be made only by the Board of Directors, a committee of the Board or by a shareholder of record. The Board of Directors has established minimum criteria for members of the Board, which include:

•	Stock ownership in compliance with the Company’s stock ownership guidelines.
•	Being respected members of their communities and of high ethical and moral standards and having sound personal finances.
•	Not serving on the board of directors of any other bank that serves the same market area as Peapack-Gladstone.
•	An appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board.
•

Whether the candidate is able to read and understand fundamental financial statements and considered to be financially sophisticated as described in the NASDAQ rules, or considered to be an audit committee financial expert as defined pursuant to the SEC rules.

•	Whether the candidate would be considered independent under the NASDAQ rules.
•	Demonstrated character and reputation, both personal and professional.
•	Willingness to apply sound and independent business judgment.
•	Ability to work productively with the other members of the Board.
•	Availability for the substantial duties and responsibilities of a Peapack-Gladstone director.

The Nominating Committee considers diversity of experience, both of the individual under consideration and of the Board as a whole, as a factor in identifying nominees for director.

The Nominating Committee has adopted a policy regarding consideration of director candidates recommended by shareholders. Shareholders wishing to submit a director candidate for consideration by the Committee must submit such director candidate recommendations to the Committee, c/o the Corporate Secretary, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921, in writing, not less than 120 nor more than 150 days prior to the first anniversary date of the prior year’s annual meeting.  For our annual meeting in 2022, we must have received this notice between December 6, 2021 and January 5, 2022.   The Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate.  Shareholders who wish to nominate a director must also follow the requirements in our bylaws. For information regarding shareholder nominations of director candidates, see “Shareholder Proposals” below.

You can obtain a copy of our policy regarding shareholder recommendations for director candidates by writing to Heidi Smith, Corporate Secretary, Peapack-Gladstone Financial Corporation, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921.

Hedging Policy

                The Company maintains a policy prohibiting our executives and directors from hedging shares, including buying or selling puts or calls, short sales, or engaging in any other transaction designed to hedge or offset any decrease in the market value of the Company’s stock.

Code of Business Conduct and Conflict of Interest Policy

Peapack-Gladstone maintains a Code of Business Conduct and Conflict of Interest Policy, which applies to all of Peapack-Gladstone’s directors, officers and employees. The Code of Business Conduct and Conflict of Interest Policy is available in the Government Documents portion of the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com. Peapack-Gladstone will disclose any substantive amendments to or waiver from provisions of the Code of Business Conduct and Conflict of Interest Policy on its website as may be required and within the time period specified under applicable SEC and NASDAQ rules.

DIRECTOR COMPENSATION

The following table summarizes the compensation of the non-employee directors of Peapack-Gladstone in 2021. Douglas L. Kennedy, as a full-time employee, was not compensated for his service rendered as a director.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Carmen M. Bowser	$47,000	$44,970	$91,970
Susan A. Cole	35,600	44,970	80,570
Anthony J. Consi, II	79,000	44,970	123,970
Richard Daingerfield	101,000	69,996	170,996
Edward A. Gramigna, Jr.	88,700	64,978	153,678
Peter D. Horst	34,000	44,970	78,970
Steven A. Kass	111,000	79,999	190,999
F. Duffield Meyercord	150,000	149,995	299,995
Patrick J. Mullen	66,000	44,970	110,970
Philip W. Smith, III	32,000	44,970	76,970
Tony Spinelli	60,000	44,970	104,970
Beth Welsh	66,000	44,970	110,970

(1)

In 2021, Peapack-Gladstone paid its directors a $10,000 annual retainer for service on the Board, $900 each for Trust committee meetings attended, and $2,000 for each regular Board, Executive or other committee meeting they attended. The Chair received an additional $80,000 annual retainer.  The Audit Committee Chair received an additional $25,000 annual retainer, the Risk Committee Chair received an additional $15,000 annual retainer and the Nominating Committee Chair received an additional $10,000 annual retainer.

(2)

The following table represents the number of restricted shares awarded to each director during 2021 and the grant date fair market value of these awards computed in accordance with ASC 718 based on the Peapack-Gladstone stock price on the date of grant of $31.36. The shares vest in two equal annual installments beginning on March 20, 2022, the first anniversary of the date of grant.  The table below also shows the aggregate number of options or restricted stock outstanding at December 31, 2021 for each of the following directors.

Name	Number of Shares of Restricted Stock Units Awarded in 2021	Grant Date Fair Market Value of Stock Units Awarded (a)	Aggregate Number of Options Outstanding at 12/31/2021	Aggregate Number of Restricted Stock Shares/Units Outstanding at 12/31/2021
Carmen M. Bowser	1,434	$44,970	-	3,108
Susan A. Cole	1,434	44,970	-	3,108
Anthony J. Consi, II	1,434	44,970	-	3,108
Richard Daingerfield	2,232	69,996	-	4,836
Edward A. Gramigna, Jr.	2,072	64,978	2,500	6,990
Peter D. Horst	1,434	44,970	-	3,108
Steven A. Kass	2,551	79,999	-	5,527
F. Duffield Meyercord	4,783	149,995	2,500	12,864
Patrick J. Mullen	1,434	44,970	-	3,108
Philip W. Smith, III	1,434	44,970	5,000	8,108
Tony Spinelli	1,434	44,970	-	3,108
Beth Welsh	1,434	44,970	-	3,108

BENEFICIAL OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

The following table sets forth as of March 1, 2022 certain information as to beneficial ownership of each person known to Peapack-Gladstone to own beneficially more than five percent of the outstanding common stock of Peapack-Gladstone.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock Inc. (1) 55 East 52d Street New York, NY 10055	1,543,265	8.45%

Dimensional Fund Advisors LP (2) Building One 6300 Bee Cave Road Austin, TX 78746	1,211,871	6.64%

James M. Weichert (3) 1625 State Highway 10 Morris Plains, NJ 07950	1,070,480	5.86%

(1)	Based on a Schedule 13G/A filed with the SEC on February 1, 2022.
(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2022.
(3)	Based on a Schedule 13D/A filed with the SEC on April 30, 2014.

Stock Ownership of Directors and Executive Officers

The following table sets forth as of March 1, 2022 the number of shares of Peapack-Gladstone’s common stock, beneficially owned by each of the directors and the executive officers of Peapack-Gladstone for whom individual information is required to be set forth in this proxy statement (the “named executive officers”) pursuant to the regulations of the SEC, and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
John P. Babcock	102,625	(3)	0.56
Carmen M. Bowser	7,500	(4)	*
Jeffrey J. Carfora	123,537	(5)	0.68
Dr. Susan A. Cole	7,723	(4)	*
Anthony J. Consi, II	107,825	(4)	0.59
Richard Daingerfield	17,326	(6)	*
Edward A. Gramigna, Jr.	18,955	(7)	*
Peter D. Horst	9,065	(4)	*
Steven A. Kass	12,909	(8)	*
Douglas L. Kennedy	187,818	(9)	1.03
F. Duffield Meyercord	117,054	(10)	0.64
Patrick J. Mullen	4,405	(4)	*
Robert Plante	28,740	(11)	*
Gregory M. Smith	6,047	(12)	*
Philip W. Smith, III	70,631	(13)	*
Anthony Spinelli	7,530	(4)	*
Beth Welsh	10,758	(4)	*
All directors and executive officers as a group (26 persons)	1,140,753	(14)	6.25%

*	Less than one-half of one percent
(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting or investment power. It also includes shares owned (1) by a spouse, minor children or by relatives sharing the same home, (2) by entities owned or controlled by the named person and (3) all shares over which the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record or beneficially by the named person.

(2)

The number of shares of common stock used in calculating the percentage of the class owned by all directors and executive officers as a group includes 18,255,802 shares of common stock outstanding as of March 1, 2022, 169,628 restricted stock units vesting within 60 days, and 7,500 shares purchasable pursuant to options exercisable within 60 days of March 1, 2022.

(3)	Includes 23,924 restricted stock units.
(4)	Includes 2,391 restricted stock units.
(5)	Includes 14,248 restricted stock units.
(6)	Includes 3,720 restricted stock units.
(7)	Includes 3,454 restricted stock units and 2,500 shares purchasable pursuant to options exercisable within 60 days of March 1, 2022.
(8)	Includes 2,500 shares owned by a family partnership and 1,000 shares owned by Mr. Kass’ wife, and 4,251 restricted stock units.
(9)	Includes 7,877 shares purchased under the Employee Stock Purchase Plan, and 29,312 restricted stock units.
(10)	Includes 7,972 restricted stock units and 2,500 shares purchasable pursuant to options exercisable within 60 days of March 1, 2022.
(11)	Includes 2,021 shares purchased under the Employee Stock Purchase Plan and 8,473 restricted stock units.
(12)	Includes 3,678 shares of restricted stock units.
(13)

Includes 8,425 shares owned by Mr. Smith’s wife, 1,335 shares owned by Mr. Smith’s management company, 2,391 restricted stock units, and 2,500 shares purchasable pursuant to options exercisable within 60 days of March 1, 2022.

(14)	Includes 169,628 restricted stock units vesting within 60 days, and 7,500 shares purchasable pursuant to options exercisable within 60 days of March 1, 2022.

Stock Ownership Guidelines

The Company maintains Stock Ownership Guidelines, which apply to the Board of Directors, the Chief Executive Officer and the executive officers of the Company and impose the following requirements:

•	All new members elected to the Board must own a minimum of $10,000 in Company stock at the time of his or her appointment;
•	Directors must maintain five times the amount of the annual Company Board retainer for service on the Board;
•	The Chief Executive Officer must maintain three times his or her base salary in Company stock; and
•	Executive officers must maintain one time his or her base salary in Company stock.

Individuals can count shares owned in a Company benefit plan towards the stock ownership requirement.  There is no set compliance period to meet the guidelines, with the exception of the minimum ownership requirement applicable to new Board members, which must be met at the time of a new Board member’s appointment.  However, until the guidelines are achieved, individuals will be required to retain 100% of any net shares received through a Company grant under the 2021 Long-Term Incentive Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has 13 members. Peapack-Gladstone’s Nominating Committee has recommended to the Board that the 13 current directors be re-elected for one-year terms expiring at Peapack-Gladstone’s 2023 Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified. If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board may be voted for a substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees will be unavailable for election or will not serve if elected.

Unless a shareholder indicates otherwise on the proxy, the proxy will be voted for the persons named in the table below to serve until the expiration of their terms, and thereafter until their successors have been duly elected and qualified.

The following table sets forth the names and ages of the Board’s nominees for election, the nominees’ positions with Peapack-Gladstone (if any), the principal occupation or employment of each nominee for the past five years and the period during which each nominee has served as a director of Peapack-Gladstone. In addition, described below is each director nominee’s particular experience, qualifications, attributes or skills that have led the Board to conclude that the person should serve as a director.

NOMINEES FOR ELECTION AS DIRECTORS

Name and Position With Peapack-Gladstone	Age	Director Since	Principal Occupation or Employment for the Past Five Years; Other Company Directorships
Carmen M. Bowser	67	2017

Retired; former Managing Vice President, Commercial Real Estate Division, Capital One Bank. Ms. Bowser is qualified to serve on the Board of Directors because of her extensive experience in the commercial real estate market, which includes serving as Managing Vice President, Commercial Real Estate Division at Capital One Bank and as Managing Director for Prudential Mortgage Capital Company. Her expertise and leadership experience is invaluable to the oversight of the Bank’s real estate portfolio.

Dr. Susan A. Cole	79	2014

Retired; former President of Montclair State University.  Dr. Cole is qualified to serve on the Board of Directors because of her 23 years as President of Montclair State University (the second largest university in New Jersey, with approximately 20,000 students), which provides invaluable experience in the oversight of Bank operations.

Anthony J. Consi, II	76	2000

Retired; previously Senior Vice President of Finance and Operations, Weichert Realtors. Mr. Consi is qualified to serve on the Board of Directors because of his 15 years of public accounting experience at Coopers & Lybrand and his 22 years of finance and operations leadership at Weichert Realtors.

Richard Daingerfield	68	2014

Retired; Executive Vice President and General Counsel of Citizens Financial Group, Inc., Boston, Massachusetts from 2010 to 2014.  Mr. Daingerfield is qualified to serve on the Board of Directors because of his expertise in corporate governance, executive management, risk management, corporate banking and commercial banking. His broad legal experience with commercial and retail banking, including international and domestic private banking, are invaluable to his role as Risk Committee Chair.

Edward A. Gramigna, Jr.	61	2012

Partner and Member of the Management Board of Faegre Drinker Biddle & Reath LLP. Mr. Gramigna is qualified to serve on the Board of Directors because of his 32 years of experience in trust, estate planning and estate administration, which is invaluable in the oversight of our wealth management division.

Name and Position With Peapack-Gladstone	Age	Director Since	Principal Occupation or Employment for the Past Five Years; Other Company Directorships
Peter D. Horst	60	2019

Retired; previously Chief Executive Officer of PSB, a global research-based consultancy. Mr. Horst also had over 31 years of marketing leadership experience as a Chief Marketing Officer across diverse industries in consumer and business products, services and technology for market leaders such as General Mills, US West, Hershey, Capital One and Ameritrade. Mr. Horst is qualified to serve on the Board of Directors because of his extensive marketing experience, which is invaluable in introducing our expanding wealth management brand to new markets.

Steven A. Kass	65	2018

Retired; previously senior partner of KPMG from 2014 to 2016.  Mr. Kass was Chief Executive Officer of Rothstein Kass, an accounting firm that specialized in audit, tax and advisory services to hedge fund, private equity and venture capital clients, before it was sold to KPMG in 2014. Mr. Kass is qualified to serve on the Board of Directors and as Audit Committee Chair because of his public company accounting and management level experience.

Douglas L. Kennedy Chief Executive Officer	65	2012

President and CEO of Peapack-Gladstone and the Bank since 2012. Prior to joining the Company, Mr. Kennedy served as Executive Vice President and Market President at Capital One Bank/North Fork and held key executive level positions with Summit Bank and Bank of America/Fleet Bank. Mr. Kennedy, who began his career in commercial banking in 1978, is qualified to serve on the Board of Directors because of his over 44 years of commercial banking experience, demonstrated business leadership, judgment and vision.

F. Duffield Meyercord Chairman	75	1991

Chairman of the Board of Peapack-Gladstone and the Bank; Managing Partner of Carl Marks Advisory Group, LLC; President, Meyercord Advisors, Inc. Mr. Meyercord is qualified to serve on the Board of Directors because of his 46 years of experience in directing strategic projects and providing operational advisory services to numerous businesses, which is invaluable to the Board’s oversight of corporate strategy.

Patrick J. Mullen	76	2019

Retired; previously served as the Director of Banking, for the New Jersey Department of Banking and Insurance. Mr. Mullen was responsible for the examination and supervision of all state-chartered banks and credit unions and state-licensed non-bank financial institutions. Mr. Mullen is qualified to serve on the Board of Directors because of his financial services background, which provides invaluable oversight of Bank operations.

Philip W. Smith, III	66	1995

President, Phillary Management, Inc., a real estate management company. Mr. Smith is qualified to serve on the Board of Directors because of his 34 years of experience in commercial real estate agency and management, which is invaluable to the Board’s oversight of the Company’s real estate loan portfolio.

Tony Spinelli	54	2017

Mr. Spinelli is currently Chief Information Officer for Urban One, a multi-media company. Mr. Spinelli also served as Senior Vice President, Chief Information Security Officer, Capital One Bank and as Chief Operating Officer and President, Cyberdivision for Fractal Industries, Inc. Mr. Spinelli is qualified to serve on the Board of Directors because of his expertise in cybersecurity, security engineering and compliance, which provides insight into emerging threats to the Company and our clients.

Name and Position With Peapack-Gladstone	Age	Director Since	Principal Occupation or Employment for the Past Five Years; Other Company Directorships
Beth Welsh	63	2012

General Manager of Bassett Associates, a real estate management company in Summit, New Jersey.  Ms. Welsh is qualified to serve on the Board of Directors because of her 26 years of experience in the commercial real estate market as well as her past banking experience, which is invaluable to the Board’s oversight of the Bank’s real estate lending and small business banking.

The members of our Board of Directors collectively demonstrate appropriate leadership skills, experience and judgment in areas that are relevant to our business. We believe that their collective ability to challenge and stimulate management and their dedication to the affairs of the Company serve the interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

DIRECTORS INCLUDED IN PROPOSAL 1.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We believe that our compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you, as a shareholder of Peapack-Gladstone, the opportunity to endorse or not endorse the compensation for our named executive officers.

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), shareholders were provided an opportunity to approve on an advisory, or non-binding basis, the compensation of our named executive officers. Accordingly, we are asking you to vote on the compensation of Peapack-Gladstone’s named executive officers as described under the section “Compensation Discussion and Analysis” and in the tabular disclosure (together with the accompanying narrative disclosure) in this proxy statement. Your vote is advisory and will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The following summarizes the backgrounds of the named executive officers.

•

Douglas L. Kennedy joined the Bank in October 2012 as Chief Executive Officer. He is a career banker with over 44 years of commercial banking experience. Previously, Mr. Kennedy served as Executive Vice President and Market President at Capital One Bank/North Fork and held key executive level positions with Summit Bank and Bank of America/Fleet Bank. Mr. Kennedy has a Bachelor’s Degree in Economics and an M.B.A. from Sacred Heart University in Fairfield, Connecticut.

•

Jeffrey J. Carfora joined the Bank in April 2009 as Chief Financial Officer having previously served as a Transitional Officer with New York Community Bank from April 2007 until January 2008 as a result of a merger with PennFed Financial Services Inc. and Penn Federal Savings Bank (collectively referred to as “PennFed”).  Prior to the merger, Mr. Carfora served as Chief Operating Officer of PennFed from October 2001 until April 2007 and Chief Financial Officer from December 1993 to October 2001. Mr. Carfora has 41 years of experience, including 39 years in the banking industry. Mr. Carfora has a Bachelor’s Degree in Accounting and an M.B.A. in Finance, both from Fairleigh Dickinson University and is a Certified Public Accountant.

•

Robert A. Plante joined the Bank in March 2017 as Chief Operating Officer. Mr. Plante previously served as Chief Operating Officer at Israel Discount Bank New York. Mr. Plante also served as Chief Information Officer at CIT Group and also held senior leadership positions at GE Capital Global Consumer Finance and with the Geary Corporation, a privately held IT consulting company. Mr. Plante has a Bachelor of Science in Business Administration in Finance from the University of Vermont.

•

John P. Babcock joined the Bank in March 2014 as Senior Executive Vice President of the Bank and President of Private Wealth Management.  Mr. Babcock has over 40 years of experience in commercial and wealth management/private bank businesses in New York City and regional markets.  Prior to joining the Bank, Mr. Babcock was the managing director of the Northeast Mid-Atlantic region for the HSBC Private Bank.  Mr. Babcock graduated from Tulane University’s A.B. Freeman School of Business and has an M.B.A. from Fairleigh Dickinson University.  Mr. Babcock holds FINRA Series 7, 63 and 24 securities licenses.

•

Gregory M. Smith joined the Bank in April 2019 as Executive Vice President, Head of Commercial Banking. Mr. Smith was promoted to President of Commercial Banking in January 2021 and oversees commercial banking across the organization including: commercial and industrial, commercial real estate and multifamily lending, equipment finance, investment banking and corporate advisory, the Bank’s platinum service team and professional services group, residential lending, the small business administration team, and treasury management and escrow services. Prior to joining the Bank, Mr. Smith served as group sales executive for the Northeast and Mid-Atlantic regions for Capital One Bank and was also a senior regional vice president for Summit Bank.  Mr. Smith has a Bachelor of Science in Finance from Fairleigh Dickinson University and an M.B.A in Business Administration from Rider University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Crowe LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2022. Representatives from Crowe LLP are expected to be available at the annual meeting to answer questions and they will have the opportunity to speak if desired. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the selection of Crowe LLP but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent registered public accounting firm should be selected.

Aggregate fees for the fiscal years ended December 31, 2021 and December 31, 2020 billed by Crowe LLP were as follows:

Type of Service	2020	2019
Audit Fees	$460,000	$455,000
Audit-Related Fees (1)	76,500	117,250
Total	$536,500	$572,250

(1)	Represents fees for procedures related to HUD and critical audit matters for both 2021 and 2020.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Audit Committee Pre-Approval Procedures

The Audit Committee maintains a policy concerning the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm to Peapack-Gladstone. The policy requires that all services to be performed by Peapack-Gladstone’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. All services rendered by Crowe LLP are permissible under applicable laws and regulations. Each new engagement of Crowe LLP in 2021 was approved in advance by the Audit Committee.

Audit Committee Report

The Company’s management is responsible for the Company’s internal control over financial reporting.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.  The independent registered public accounting firm is also responsible for issuing an opinion on the Company’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission.  The Audit Committee oversees the Company’s internal control over financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with the independent accountant the independent accountant’s independence. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

In performing these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles.  The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to ensure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is “independent.”

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2021.

The Audit Committee

of the Board of Directors

Steven A. Kass, Chair

Anthony J. Consi, II

Richard Daingerfield

Edward A. Gramigna, Jr.

Patrick J. Mullen

Beth Welsh

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and the other three highest compensated individuals who were serving as executive officers at the end of 2021 (collectively, the “named executive officers” or “NEOs”).

Named Executive Officer	Position
Douglas L. Kennedy	President and Chief Executive Officer
Jeffrey J. Carfora	Senior EVP, Chief Financial Officer
Robert A. Plante	EVP, Chief Operating Officer
John P. Babcock	Senior EVP, President of Private Wealth Management
Gregory M. Smith	Senior EVP, President of Commercial Banking

Executive Summary

2021 Financial Highlights and Company Performance

The Compensation Committee of the Board of Directors (the “Committee”) believes that the Company, under the leadership and guidance of its CEO and other named executive officers, had a very successful 2021.

In particular, the Committee noted the following, which it believes demonstrated the success of the Company and of the CEO and other named executive officers in 2021:

Earnings:

•	2021’s Pre-tax Income Before Provision for Loan Losses and Earnings Per Share reflected growth of 31% and 114%, respectively, when compared to 2020’s levels.
•	2021’s Pre-tax Income Before Provision for Loan Losses and Earnings Per Share reflected growth of 20% and 20%, respectively, when compared to 2019’s levels (the year before the Pandemic).
•

The above percentage increases improve further when results are adjusted to what the Company believes are “core earnings,” as shown in the Company’s 12/31/2021 Investor Update (previously filed with the SEC and available on the Company’s website).

Peapack Private Wealth Management:

•

Assets under management/Assets under administration in our Peapack Private Wealth Management Division grew 26% to $11.1 billion (record level) at December 31, 2021 from $8.8 billion at December 31, 2020.

•	Gross new business inflows for 2021 totaled $840 million (record level).
•	Wealth Management fee income increased 30% to $53.0 million (record level) for 2021 compared to $40.9 million for 2020.
•	The operating margin for the wealth management business grew to 38% (record level) from 28% in 2020.
•	On July 1, 2021, the Company closed on the acquisition of Princeton Portfolio Strategies Group.

Commercial Banking and Balance Sheet Management:

•	At December 31, 2021, total loans (excluding $14 million of PPP loans) grew 15% to $4.83 billion compared to $4.21 billion (excluding $196 million of PPP loans) at December 31, 2020.
•	Commercial and industrial loan/lease balances (excluding PPP loans) grew $217 million or 12% from December 31, 2020.
•	Small Business Administration income ($4.9 million) and Corporate Advisory fees ($3.5 million) totaled $8.4 million in 2021, significantly higher than prior periods.
•	The net interest margin improved by 21 basis points from Q4 2020 to Q4 2021.
•	The Company has managed its balance sheet so that it will benefit from future interest rate increases:
➣	40% of loans reprice within three months, and 52% reprice within one year.
➣	Core deposits (which includes noninterest-bearing demand and interest-bearing demand, savings and money market) totaled 89% of total deposits at December 31, 2021, with an average cost of 0.17%.

➣	The anticipated impact to net interest income from an immediate 100 basis point rate increase is conservatively estimated at 3% in year one and 5% in year two.

Capital Management and Stock Price Performance:

•	During 2021, repurchased 894,744 shares of stock at an average price of $31.99 for a total cost of $28.6 million.
•	Tangible book value per share increased 6.2% to $27.05 at December 31, 2021 from $25.47 at December 31, 2020, despite stock repurchase activity and a wealth acquisition during 2021.
•	The Company’s and the Bank’s capital ratios are all well above well capitalized standards.
•

Over 2021 the Company’s stock price improved 56%, compared to 39% for a NJ Peer Group, and 50% for its Proxy Peer Group. The Company also outperformed these groups for both a three year and five year period ended December 31, 2021.

Other:

•	The Bank was recognized by the American Bankers Association as one of the Best Banks to Work for 2021.
•	The Company received investment grade ratings from both Moody’s and Kroll.

2021 Executive Performance Plan Results

The Executive Performance Plan consisted of the following two components:

•

Short-term incentive awards (“STI Awards”) that provide an annual cash incentive opportunity to the NEOs based on prior-year Company performance for the CEO and CFO, and based on a mix of prior-year Company and individual performance for all other NEOs; and

•

Long-term incentive awards (“LTI Awards”) that provide annual restricted stock awards with five-year vesting for time-based grants made in 2020 and 2021 (changed from three-year vesting in 2019), as well as performance shares that cliff vest after three years based on performance relative to a peer group. The number of shares awarded is generally based on Company performance.

For 2021, pre-tax income before provision for loan losses and earnings per share, as reported and as adjusted to reflect core earnings (as shown in the Company’s 12/31/2021 Investor Update - previously filed with the SEC and available on the Company’s website) were both well above the budget/plan for 2021 (“2021 Budget”) as shown in the table below.

(Dollars in millions, except EPS)	2021 as reported	2021 as adjusted (1)	2021 Budget	2021 as reported vs. 2021 budget		2021 as adjusted vs. 2021 budget
Pretax income before provision for loan losses	$84.14	$87.05	$70.47	$13.67	19%	$16.58	24%
Diluted earnings per share (EPS)	$2.93	$3.04	$2.07	$0.86	42%	$0.97	47%

1)

2021 as adjusted excluded a (i) $1.1 million gain on loans held at lower of cost or fair value; (ii) a cost of $842,000 related to the termination of interest rate swaps; (iii) $722,000 of fee income related to the referral of PPP loans to a third party; (iv) $455,000 of additional BOLI income related to receipt of life insurance proceeds; (v) $1.5 million of severance expense related to certain corporate restructurings within several areas of the Bank; (vi) $648,000 of expense related to the redemption of subordinated debt; and (vii) $2.2 million related to a swap valuation allowance.

For purposes of the Company’s Executive Performance Plan (the “EPP”), Company performance was measured as follows:

•	Threshold – 85% of “2021 Budget;”
•	Target – 100% of “2021 Budget;” and
•	Maximum – 110% and above of “2021 Budget.”

2021 Budget achievement is based on pre-tax income before provision for loan losses weighted at 40% and EPS weighted at 60%. Based on these weightings, the Company’s 2021 performance was 33% over budget based on as reported, and 38% over budget based on as adjusted.

After consideration of 2021 results to budget, the Committee considered Company performance to be at the maximum level.

Compensation Philosophy and Program Objectives

The fundamental objective of the Company’s executive compensation program, the elements of which are summarized in the table below, is to fairly compensate our named executive officers at appropriate levels and grant equity compensation to align the interests of our named executive officers with those of our shareholders. Our compensation program is designed to retain and attract qualified executives and motivate such executives to achieve short- and long-term strategic and operational goals that ultimately deliver value to shareholders. We believe in a pay-for-performance philosophy that appropriately aligns our executives’ total compensation with the performance and value of their contributions as well as the Company’s ultimate success.

Element	Purpose	Link to Performance	Fixed/Performance Based
Annual Cash Bonus (STI)	Encourages achievement of short-term strategic and financial performance metrics that create long-term shareholder value	Based on achievement of short-term, pre-defined corporate performance objectives and (for officers other than the CEO and CFO) an assessment of individual performance.	Performance Based
Equity (LTI)	Encourages achievement of long-term strategic and financial performance metrics that create long-term shareholder value

The Company has a LTI Plan intended to further link executive pay with Company performance. The grant value is based on the prior year’s Company performance.  For the 2021 grant (2020 performance), equity vesting for the CEO and the 2020 NEOs was 50% based on performance of a 3-year EPS growth, liquidity and credit quality metric and 50% time-based.

Performance Based
Benefits and Perquisites	Establishes limited perquisites in line with market practice, as well as health and welfare benefits on the same basis as our general employee population	--	Fixed

2021 Compensation Changes

Compensation is continually re-assessed to ensure a strong link between pay and performance. Beginning with the 2021 performance year, the following was in place regarding the compensation program in order to continue to more strongly align our performance with compensation:

•

Additional Metrics for Performance-Vesting: The 2021 equity awards were similar in structure to the 2020 awards, with the exception that the performance-vested portion will be assessed based on five metrics measured relative to peers instead of one. The new metrics and their weightings (as a percentage of the performance-vested portion of the award) are as follows:

o	60% EPS Growth
o	20% Liquidity (measured by Cash & Securities/Assets along with Loans/Deposits)
o	20% Credit Quality (measured by Allowance for Loan and Lease Losses/Gross Loans along with Non-Performing Assets / Assets)
•

Longer Vesting Period: Although past equity grants have typically vested over a three-year period, the Committee decided that the 2021 time-vested awards should vest over five years in light of the challenges to earnings that the pandemic presented.

2021 CEO Compensation Decisions

The Company made the following key decisions regarding Mr. Kennedy’s compensation package:

•

Salary: After receiving no salary increases in 2019 and 2020, the Company provided a salary increase to Mr. Kennedy in April 2021 from $695,000 to $731,000 based on a review of market data as well as Company and individual performance.

•

STI (Cash) Incentive: The STI (Cash) incentive for 2021 (to be paid in March 2022) was calculated based on 100% Company performance, which was deemed to be achieved at maximum.  The cash incentive award calculated and paid to Mr. Kennedy was $657,900.

•	LTI (Equity) Incentive: The 2021 long-term incentive award granted to Mr. Kennedy in March 2021 was based on 2020 performance:
o

2020 Company Performance: Given the challenges presented by the pandemic in 2020, the Committee completed a holistic review of Company performance and determined that the Company had a successful 2020 despite the challenges the pandemic presented to the economy, the Company, and the banking industry in general. (For a discussion of 2020’s financial highlights and Company performance, see the CD&A included in the 2021 Proxy, which demonstrates the success of the Company.) Thus, the Committee determined that granting a discretionary equity award was appropriate. Since the STI cash incentive for 2020 paid in 2021 was at a level below target due to the pandemic and related high provision for loan loss expense in response to the pandemic, the 2021 stock grant was made at a target level (120% of Mr. Kennedy’s base salary), plus an amount (7% of his base salary) to arrive at a total 2021 stock grant slightly above target (total stock grant of $886,108). When the total 2021 stock grant was added to the total 2021 cash grant, the combined incentive total was equal to target. The total stock grant was divided into two equal pieces:

▪

50% Performance-Vested: Half of the award will cliff vest based on five metrics measured relative to peers.  The new metrics and their weightings (as a percentage of the performance-vested portion of the award) are 60% three-year EPS growth, 20% Liquidity (measured by Cash & Securities/Assets along with Loans/Deposits) and 20% Credit Quality (measured by Allowance for Loan and Lease Losses/Gross Loans along with Non-Performing Assets/Assets) relative to the compensation peer group.

▪

50% Time-Vested: Half of the award will vest equally over five years. The Plan calls for a three-year time vest, however, given the challenges to earnings the pandemic presented, the Committee decided to vest shares granted in 2021 over a five-year period.

Summary of Key Compensation Compliance Policies

Policy	Description
Stock Ownership	Our named executive officers are subject to meaningful stock ownership guidelines, with which all NEOs are in compliance.
Clawback	All awards (cash and equity) made under the EPP are subject to clawback based on inaccurate financial statements.
No Excise Tax Gross-Ups	No 280G tax gross-up provisions are in our executive’s agreements.
Double Trigger CIC Severance	Cash severance is not automatically triggered upon a change-in-control without a corresponding termination.
Double Trigger Equity in CIC	Equity grants require a change-in-control along with a corresponding termination in order to trigger an acceleration of equity in the case of a change-in-control.
Anti-Hedging Policy

The Committee maintains a policy prohibiting our executives and directors from hedging shares, including buying or selling puts or calls, short sales, or engaging in any other transaction designed to hedge or offset any decrease in the market value of the Company’s stock.

Anti-Pledging Policy

The Committee maintains a policy prohibiting our executives and directors from holding Company shares in a margin account as collateral for a margin loan or otherwise pledging Company shares as collateral for a loan.

The Company’s 2021 Incentive Plan also incorporates certain governance best practices, including:

•

Minimum Vesting.  Minimum vesting period of one year from the date of grant for all awards granted under the 2021 Incentive Plan, except under certain limited circumstances and with permitted exceptions up to 5% of the share reserve.

•

No Single-Trigger for Vesting of Awards Upon a Change in Control.   The 2021 Incentive Plan does not provide for vesting of time-based vesting awards based solely on the occurrence of a change in control for awards assumed by a surviving entity, without an accompanying involuntary termination of service (including a termination for good reason).

•	Dividends on Unvested Awards Not Paid Until Vesting. Dividends on unvested awards will be withheld and paid to participants only after the underlying awards have vested.

•

No Cash-Out or Repricing of Underwater Options.  No repricing of stock options and no cash buyout of underwater stock options without stockholder approval, except for adjustments with respect to a change in control or an equitable adjustment in connection with certain corporate transactions.

Roles and Decision Process

The Committee is responsible for establishing and overseeing policies governing annual and long-term compensation programs for our executives, and for determining executive compensation levels in line with our philosophy. Details of the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and is available on our website. The Chair of the Committee regularly reports on Committee actions at the Company’s Board of Directors meetings.

The Committee reviews all compensation components for the Company’s CEO and other named executive officers, including base salary, annual cash and equity incentives, benefits and contracts/arrangements.

Although the Committee makes independent determinations on all matters related to compensation of the named executive officers, certain members of management may be requested to attend or provide input to the Committee. The CEO provides advice to the Committee relative to the compensation of the other named executive officers. The CEO is not present for the discussion by the Committee of his own compensation.  Other senior officers, such as the Head of Human Capital, General Counsel, and/or the CFO, may provide information and perspective to the Committee as appropriate and/or as requested. The Committee’s independent compensation consultant (Aon, formerly McLagan) also provides market data and advice as appropriate. The Committee makes its determinations based on an assessment of Company performance and individual performance and on data provided by management and its independent compensation consultant.

The Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its independent compensation consultant. The Committee has determined that it has the funding it needs to retain the advisors necessary to carry out its duties effectively. In 2013, the Committee first retained Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), which is a part of the Rewards Solutions practice at Aon PLC, as an independent outside compensation consultant. Aon was retained again for 2021. Aon’s services included peer group development and market benchmarking studies, assisting with the continued implementation and administration of the incentive program, and providing insight and best practices with respect to the compensation of our named executive officers.

While the Committee seeks independent external perspective, the Committee makes all decisions regarding the compensation of the Company’s named executive officers.

The Committee reviewed its relationship with Aon (formerly McLagan) and considered Aon’s independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act and under the applicable NASDAQ listing rules.  The Compensation Committee received a report from Aon addressing its independence, including the following factors: (1) there were no services provided to the Company, other than compensation related to consulting services provided by Aon; (2) fees paid by the Company as a percentage of total revenue of Aon,; (3) policies or procedures maintained by Aon that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors of Aon and a member of the Committee; (5) any Company stock owned by the senior advisors of Aon; and (6) any business or personal relationships between the executives and the senior advisors of Aon. The Committee discussed these considerations and concluded that the work performed by Aon and Aon’s senior advisors involved in the engagement did not raise any conflict of interest.

Compensation Review

Understanding the competitive landscape is a key element for the Committee to consider when making compensation decisions. Each year, the Committee commissions a compensation review by its independent compensation consultant. The purpose of this review is to provide an independent and objective analysis of the Bank’s total compensation relative to a peer group and to industry practices. The Committee utilizes the market data for ongoing monitoring of executive pay relative to market practices, and to determine executive compensation.

The foundation for the review is publicly-filed data from a peer group of banks. In 2020, the Committee reviewed compensation information provided by Aon that the Committee used to set 2021 executive compensation. The peer group for this study consisted of 23 commercial banks selected by the Committee after considering recommendations from Aon. The selection criteria generally included: eastern U.S. commercial banks with total revenue between $90 million and $400 million, non-interest income to total revenue greater than 12.5% or trust or investment revenue greater than $2 million, and nonperforming assets to total assets less than 2%. This peer group of 23 banks had median total assets of $6.3 billion when selected (comparable to the Company’s $5.9 billion at December 31, 2020, and $6.1 billion at December 31, 2021), and median revenue of $180 million (comparable to the Company’s $189 million for 2020 and $210 million for 2021).

The peer group consisted of the following 23 banks:

• Arrow Financial Corp.	• Lakeland Bancorp
• Boston Private Financial	• OceanFirst Financial Corp.
• Bridge Bancorp Inc.	• Orrstown Financial Services
• Bryn Mawr Bank Corp.	• Peoples Financial Services
• Cambridge Bancorp	• Provident Financial Services
• Century Bancorp Inc.	• Republic First Bancorp Inc.
• Customers Bancorp Inc	• Sandy Spring Bancorp Inc.
• Dime Community Bancshares	• Tompkins Financial Corp.
• Eagle Bancorp Inc.	• TriState Capital Holdings Inc.
• Enterprise Bancorp Inc.	• Univest Financial Corp.
• First of Long Island Corp.	• Washington Trust Bancorp
• Howard Bancorp Inc.

The Committee uses compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing target compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, considering market data, along with factors such as Company, business, and individual performance; scope of responsibility; critical needs and skill sets; and leadership potential and succession planning.

Say on Pay Consideration

The Committee also considers feedback from our shareholders in making compensation determinations. At the 2021 Annual Meeting, 78% of votes cast were in favor of the say-on-pay proposal. Notwithstanding this majority support, we target a vote with higher support than we received, and we continue to monitor our pay alignment and seek ways to improve our compensation program. Additionally, during 2021, we contacted our larger institutional shareholders (over 20 institutions representing over 50% of Company ownership) to explain our Executive Compensation practices.

As noted previously, the Committee restructured the long-term incentive awards for 2020 and beyond to provide for a greater percentage of awards with vesting linked to the performance of the Company. In 2021, we instituted using multiple goals for the performance-vested portion of the award. And, for the time-based vested stock grants made to NEOs in 2020 and 2021, we utilized a five-year vesting period instead of the three-year period prescribed by the Plan. Utilization of a five-year period provides better expense recognition economics for the Company and enhances the “retention tool” benefit of a restricted stock grant. We also will utilize a five-year period again for 2022 grants.

Elements of Compensation and Decisions

We target our total compensation to be fair and appropriate considering market conditions, peer group comparisons, Company performance, individual performance, as well as our long-term strategic goals. We believe our compensation policies and practices appropriately balance risk against our desire to award competitive compensation and are unlikely to have an adverse effect on our Company. The elements of our compensation include base salary, short-term (cash) incentive awards, and long-term (equity) incentive awards.

Base Salary

Our named executive officers’ base salaries are set to reflect a combination of factors, including, but not limited to level of responsibility, being competitive in the market, experience, skill-set, and individual performance, as well as the Company’s compensation philosophy and overall performance. We design our base salaries in significant part to retain and attract talented executives who can help drive long-term shareholder value. We believe we must keep our base salaries competitive, within the context of our compensation culture, or risk losing executive talent, because the markets in which we operate present current and potential executives with higher-paying alternatives.

The following summarizes the 2020 and 2021 base salaries for the Company’s named executive officers:

Named Executive Officer	2020 Base Salary Rate	2021 Base Salary Rate	% Increase
Douglas L. Kennedy President and Chief Executive Officer (1)	$695,000	$731,000	5%
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	$376,000	$376,000	-%
Robert A. Plante EVP, Chief Operating Officer	$365,000	$365,000	-%
John P. Babcock Senior EVP, President of Private Wealth Management	$545,000	$545,000	-%
Gregory M. Smith Senior EVP, President-Commercial Banking (1)	$320,000	$340,000	6%
(1)

Mr. Kennedy’s and Mr. Smith’s increases were based on a review of market compensation data, as well as corporate and individual performance. Additionally, Mr. Smith was promoted to Senior EVP, President of Commercial Banking in 2021.

Executive Performance Plan

The EPP consisted of the following two components:

•

Short-term (Cash) incentive awards (“STI Awards”) that provide an annual cash incentive opportunity based on Company performance for the CEO and CFO, and based on a combination of Company and individual performance for all other NEOs; and

•

Long-term (Equity) incentive awards (“LTI Awards”) that provide annual restricted stock awards with three-year vesting (five-year for the 2020 and 2021 time-based vesting grants). For the 2021 award, 50% vests based on future performance, while the other 50% of the award is time vested.

The following chart depicts the 2021 potential for awards granted to each named executive officer under the EPP. The percentages referenced in the chart with respect to the STI Awards (Cash) and LTI Awards (Restricted Stock) refer to percentages of base salary.

	Performance Re. STI		STI Awards (Cash)			LTI Awards (Stock) (A)
	Company	Individual	Threshold	Target	Max	Threshold	Target	Max
Douglas L. Kennedy President and Chief Executive Officer	100%	0%	45%	60%	90%	75%	120%	185%
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	100%	0%	30%	40%	60%	70%	110%	170%
Robert A. Plante EVP, Chief Operating Officer	75%	25%	22.5%	30%	45%	45%	70%	115%
John P. Babcock Senior EVP, President of Private Wealth Management	75%	25%	30%	40%	60%	70%	110%	170%
Gregory M. Smith Senior EVP, President of Commercial Banking	75%	25%	30%	40%	60%	45%	70%	115%

(A)

For the 2021 grant (2020 performance) 50% was performance based and 50% was time-based for all NEOs.  Mr. Smith’s 2022 grant (2021 performance) will be changed to 70% for threshold, 110% for target and 170% for max based on his promotion in 2021.

In formulating the EPP, the Committee also considered internal policies and relevant guidance from bank regulatory authorities that direct the Committee to ensure that compensation incentive programs do not jeopardize the safety and soundness of the Company or the Bank.  To that end, the Committee believes that the EPP and the Company’s other incentive compensation policies:

•	appropriately balance risk and reward;
•	are compatible with effective controls and procedures; and
•	are supported by strong corporate governance, including active oversight by the Committee.

The Committee has discretion to make awards that are less than or greater than awards calculated by the EPP.  The Committee also may change, modify or discontinue the EPP at any time, including during the course of a particular year.  The Committee may take into account the following factors:

•	the safety and soundness of the Company;
•	unexpected events that occur during the year;
•	the Company’s performance relative to its peer group;
•	regulatory changes; and
•	extraordinary efforts in achieving financial and/or non-financial, but important strategic goals.

While the Committee has the discretion to modify awards, this discretion is not expected to be utilized except for extraordinary circumstances.

Short Term Incentive Awards - Performance Calculation

As described and shown previously under 2021 Executive Performance Plan Results, the Committee concluded Company performance was at the max level for 2021.

For NEOs with an individual performance portion, the individual performance was determined by the CEO and the Compensation Committee. Individual ratings are based on five levels- 5= maximum; 4= target+; 3= target; 2= threshold+; 1= threshold. Among other things, the CEO considered: specifics relative to each individual’s responsibilities as included in the budget, wherever applicable; specifics relative to each individual’s responsibilities as included in prior year results, wherever applicable; and various goals and targets previously set by the CEO and the individual at the beginning of the fiscal year, including personal accountability for critical performance with respect to standard banking industry company metrics, such as deposit growth, loan growth, credit quality, efficiency ratio, and other such goals.  The use of individual goals represents the clear assignment by the Committee of direct personal accountability for specific financial, organizational, operational and risk management objectives, the attainment of which contribute significantly to the Company’s performance.  We believe the assignment of personal accountability in the form of individual goals has strengthened the effectiveness of our executive compensation program and has a positive impact on the performance of our named executive officers.

The following table shows the cash portion of the EPP as calculated (Messrs. Kennedy’s and Carfora’s weighting was 100% Company and for the other named executive officers was 75%).

Named Executive Officer	2021 Base Salary Rate	Company Weighting	Company Related Award as a % of Salary	Individual Weighting	Individual Related Award as a % of Salary	Total STI (Cash) Paid for 2021	Total Calculated Award as a % of Salary
Douglas L. Kennedy President and Chief Executive Officer	$731,000	100%	90.00%	0%	0.00%	$657,900	90.00%
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	$376,000	100%	60.00%	0%	0.00%	$225,600	60.00%
Robert A. Plante EVP, Chief Operating Officer	$365,000	75%	33.75%	25%	11.25%	$164,250	45.00%
John P. Babcock Senior EVP, President of Private Wealth Management	$545,000	75%	45.00%	25%	15.00%	$327,000	60.00%
Gregory M. Smith Senior EVP, President of Commercial Banking	$340,000	75%	45.00%	25%	15.00%	$204,000	60.00%

Long Term Incentive Awards (Restricted Stock)

The LTI plan is split between performance-based and time-based vesting.  The LTI portion of the plan provides annual restricted stock awards, with the shares or units granted anywhere from a threshold amount to a maximum amount, considering Company as well as individual performance. The performance-based shares will vest at the conclusion of a three-year period provided that certain targets relative to the compensation peer group have been achieved. The time-based shares vest over three years ratably (five years for the 2020 and 2021 grants). This grant is intended to motivate executives to focus on the achievement of the Company’s high-performing long-term strategic plan and to further align Company executives with shareholders.

LTI Plan	% of Grant	Performance Metric	Vesting Length	Vesting Type	Grant Value Determination	# of shares vested
	NEOs
Time-Vested Shares	50%	n/a	3 years (1)	Ratable	Prior year’s Company and individual performance considered	100% of shares granted
Performance-Vested Shares	50%	3-yr relative EPS Growth, liquidity, and credit quality (2021 – 2023) (2)	3 years	Cliff	Prior year’s Company and individual performance considered	Threshold	Target	Maximum
						25th percentile of peer EPS growth = approximately 55% of grant	50th percentile of peer EPS growth = 100% of grant	75th percentile of peer EPS growth = approximately 165% of grant
(1)

The Plan calls for a three-year time vest, however, given the challenges to earnings the pandemic presented, the Committee decided to vest shares granted in 2020 and 2021 over a five-year period, rather than a three-year period.

(2)

The 2021 equity awards for the performance-vested portion are measured based on five metrics assessed relative to peers instead of one from previous years. The new metrics and their weightings (as a percentage of the performance-vested portion of the award) are as follows:

a.	60% EPS Growth
b.	20% Liquidity (measured by Cash & Securities/Assets along with Loans/Deposits)
c.	20% Credit Quality (measured by Allowance for Loan and Lease Losses/Gross Loans along with Non-Performing Assets / Assets)

Our long-term incentive awards are designed to focus our executives on long-term performance and shareholder value. We granted long-term incentive awards to Messrs. Kennedy, Carfora, Plante, Babcock and Smith in March 2021 based on 2020 Company and individual performance. Individual performance was not rated for Mr. Carfora and Mr. Kennedy since the grants to them are entirely based on the performance of the Company. The individual performance of the other named executive officers was determined by the CEO and agreed to by the Committee. Among other things, the CEO considered the same criteria as was utilized in the determination for short-term incentive awards.

The following table shows the income targets at various levels compared to the actual 2020 performance of the Company and the corresponding Company performance achievement as it relates to payouts for the annual LTI (restricted stock) awards.

	Threshold (85% of Budget)	Target 2020 Budget	Max (110% of Budget)	2020 as adjusted (1)	Company Performance 2020 as reported as % of Budget
Pretax Income (in millions)	$55.92	$65.79	$72.37	$37.28	-43%
Net Income (in millions)	40.83	48.03	52.83	30.01	-38%
Diluted earnings per share (EPS)	$2.12	$2.49	$2.74	$1.57	-37%
				Average	-39%

(1)

2020 as adjusted excludes $5.3 million of strategic expenses associated with prepayment of $105 million of FHLB advances and closure of one branch location and two private banking offices with relocation of staff and services to existing nearby offices.

As per the calculation above, Company performance was below budget for 2020, due to the effects of the pandemic and related higher provision for loan loss expense in response to the pandemic. Given the challenges presented by the pandemic in 2020, the Committee completed a holistic review of Company performance and determined that the Company had a successful 2020 despite the challenges the pandemic presented to the economy, the Company, and the banking industry in general. (For a discussion of 2020’s financial highlights and Company performance, see the CD&A included in the 2021 Proxy, which demonstrates the success of the Company.) Thus, the Committee determined a discretionary equity award was appropriate. Since the STI for 2020, paid in 2021, was at a level below target, the 2021 stock grant was made at a target level plus a much smaller amount to arrive at a total stock grant slightly above target. When the total March 2021 stock grant was added to the total March 2021 cash grant, the combined incentive total was equal to target. The total stock grant was divided into two equal pieces.

The following tables detail the grant opportunity, the grant at target level, and the additional grant as described above.

	Performance		Grant Opportunities			Grant Value
Named Executive Officer	Company	Individual	Threshold	Target	Max	$ Value	% of Base Salary	% of Target
Douglas L. Kennedy President and Chief Executive Officer	100%	0%	75%	120%	185%	$833,988	120%	100%
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	100%	0%	70%	110%	170%	$413,638	110%	100%
Robert A. Plante EVP, Chief Operating Officer	75%	25%	45%	70%	115%	$255,459	70%	100%
John P. Babcock Senior EVP, President of Private Wealth Management	75%	25%	70%	110%	170%	$599,478	110%	100%
Gregory M. Smith Senior EVP, President of Commercial Banking	50%	50%	45%	70%	115%	$223,971	70%	100%

The following table sets forth the awards of restricted stock granted in March 2021 based on 2020 performance to our named executive officers. For the named executive officers, 50% of the awards will vest based on three-year relative EPS growth, liquidity and credit quality compared to the compensation peer group, and the other 50% will vest ratably over the five-year period.  In addition to the Company issuing the grant at target there was an additional discretionary award below.

Grant at Target	Total LTI			Time-Vested RSUs		Performance-Vested RSUs
Named Executive Officer	Dollar Value	Number of Shares	% of Base Salary	Dollar Values	Number of Shares	Dollar Values	Number of Shares
Douglas L. Kennedy President and Chief Executive Officer	$833,988	26,594	120%	$416,994	13,297	$416,994	13,297
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	$413,638	13,190	110%	$206,819	6,595	$206,819	6,595
Robert A. Plante EVP, Chief Operating Officer	$255,459	8,146	70%	$127,729	4,073	$127,729	4,073
John P. Babcock Senior EVP, President of Private Wealth Management	$599,478	19,116	110%	$299,739	9,558	$299,739	9,558
Gregory M. Smith Senior EVP, President of Commercial Banking	$223,972	7,142	70%	$111,986	3,571	$111,986	3,571

Additional Discretionary Grant	Total LTI Discretionary			Time-Vested RSUs		Performance-Vested RSUs
Named Executive Officer	Dollar Value	Number of Shares	% of Base Salary	Dollar Values	Number of Shares	Dollar Values	Number of Shares
Douglas L. Kennedy President and Chief Executive Officer	$52,120	1,662	7%	$26,060	831	$26,060	831
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	$18,753	598	5%	$9,377	299	$9,377	299
Robert A. Plante EVP, Chief Operating Officer	$13,673	436	4%	$6,836	218	$6,836	218
John P. Babcock Senior EVP, President of Private Wealth Management	$27,220	868	5%	$13,610	434	$13,610	434
Gregory M. Smith Senior EVP, President of Commercial Banking	$11,980	382	4%	$5,990	191	$5,990	191

Deferred Compensation Retention Award

In 2017, the Company instituted a retention tool for three of the NEOs (Mr. Kennedy, Mr. Carfora, and Mr. Babcock). The Deferred Compensation Retention Award is a cash-based retention award, with contributions made to the plan over a five-year period. Beginning with the third quarter of 2017, quarterly contributions of $50,000 for Mr. Kennedy and $25,000 each for Messrs. Carfora and Babcock are made assuming certain criteria are met, including the executive being actively employed at the time of contribution. Vesting occurs ratably over the first three years. The account balance receives interest crediting based on the Wall Street Journal prime rate, provided that the rate will not exceed 7.5%.

Named Executive Officer	2021 Contribution
Douglas L. Kennedy President and Chief Executive Officer	$200,000
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	$100,000
Robert A. Plante EVP, Chief Operating Officer	$-
John P. Babcock Senior EVP, President of Private Wealth Management	$100,000
Gregory M. Smith Senior EVP, President of Commercial Banking	$-

The Committee determined a retention award based in cash instead of stock was appropriate because of the substantial stock ownership of the top executives. The current equity ownership of these executives is well in excess of the Company’s ownership guidelines.

Benefits/Other Compensation

The Company provides bank-sponsored insurance and retirement benefit plans for our named executive officers. The benefit packages are designed to assist named executive officers in providing for their financial security.

The Company provides retirement benefits to named executive officers through a combination of plans that are qualified and nonqualified under the Internal Revenue Code of 1986, as amended (the “Code”). The Company has established a qualified defined contribution plan under Section 401(k) of the Code, covering substantially all salaried employees over the age of 21 with at least twelve months of service and whose participation is not prohibited by the 401(k) Plan. Under the savings portion of the 401(k) Plan, employees may contribute up to 15% of their base pay (up to a maximum of $19,500 in 2020). Annually, the Company makes a matching contribution equal to 50% of the first 6% of an employee’s salary, plus up to an additional 3% employer contribution for all employees, on a discretionary basis. The Committee believes that employees require 401(k) plans, and that to attract and retain able employees the Company must offer these benefits to its employees, including its named executive officers.

The named executive officers receive the same employer-provided health and welfare insurance available to all full-time employees, which includes health, dental, vision, disability and basic group life insurance.

The Company has also purchased bank-owned life insurance and entered into a split-dollar plan with the named executive officers and certain other employees to provide current and post-employment life insurance that ranges from $25,000 to 2.5 times the participant’s annual base salary. A life insurance benefit of 2.5 times a named executive officer’s annual base salary vests if prior to the termination of employment if there is a change in control or the named executive officer becomes disabled. A benefit of 2.5 times the named executive officer’s salary is paid if the participant dies while employed by the Company.  Named executive officers are also entitled to a vested post-employment life insurance benefit based on years of service and age as of the date of termination of employment. This vested benefit ranges from a minimum of 1.0 times base annual salary at age 50 to a maximum of 2.5 times annual base salary at age 60, in each case after completion of 15 years of service. There is a minimum benefit of $25,000 if the participant does not reach the vesting levels. Bank-owned life insurance assists the Company in offsetting the rising costs of employee benefits by providing the Company with current income prior to the death of an insured, and a lump-sum payment upon the death of an insured. The Company owns the cash surrender value of the policies and records the increases in the cash surrender value as income. Upon the death of an insured, the Company will receive cash equal to the cash surrender value of the policy and excess life insurance over the amount paid to the insured’s beneficiary. The Committee believes that bank-owned life insurance is a good investment for the Company, and provides a supplementary life insurance benefit for many of our officers, including our named executive officers.

Employment Agreements

We maintain amended and restated employment agreements with each of Messrs. Kennedy, Carfora, Babcock and Smith. The employment agreements provide for an initial term through December 31, 2023.

Under the employment agreements, commencing as of January 1, 2022, and on each subsequent January 1st thereafter, the term of the agreement will renew for one additional year so that the remaining term will become three years unless the Bank and/or the Company or the executive provides written notice to the other at least 30 days prior to a renewal date.  The employment agreements provide that the title and initial base salary for each participant.  The base salaries may be increased and cannot be decreased unless written consent is received from the executive.   In addition to base salary, the employment agreements provide for, among other things, participation in bonus, short-term, and long-term incentive programs and other benefit plans and arrangements applicable to executive officers.

Under the employment agreements, the Bank and/or the Company may terminate the executive’s employment for “cause” (as defined in the agreement) at any time, in which event the executive would have no right to receive compensation or other benefits for any period after the executive’s termination of employment.  Certain events resulting in the executive’s termination of employment entitle the executive to severance benefits.  In the event of the executive’s involuntary termination of employment or voluntary termination for “good reason” (as defined in the agreement), then the executive would be entitled to a severance payment equal to the greater of (1) two times the executive’s base salary or (2) the amount of base salary that the executive would have earned had the executive remained employed for the remaining term.  The severance payments will be payable in equal installments in accordance with the Bank’s regular payroll practices over a two-year period.

In the event of the executive’s involuntary termination of employment for a reason other than for cause or upon the executive’s voluntary termination for good reason on or within 24 months of a “change in control” of the Company or the Bank (as defined in the agreement), the executive would become entitled to a severance payment in the form of a cash lump sum equal to the sum of three times the executive’s base salary plus three times the greater of (1) the executive’s average annual cash bonus (but not less than target) for the three annual performance periods preceding the date of termination of employment or (2) the annual bonus paid to the executive for the most recent annual performance period.  The severance payment is payable within 30 days following the executive’s date of termination of employment.  In addition, provided that the executive is eligible and timely elects continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Bank will pay the executive consecutive monthly cash payments equal to the monthly COBRA premium for the level of coverage in effect for the executive (including the executive’s spouse and dependents) under the Bank’s group health plan for 18 months following the executive’s termination of employment.  Following the 18-month period, if the executive secures an individual policy for health coverage, the Bank will reimburse the executive for the monthly cost of such coverage for the period commencing the first day following the 18-month period and ending the last day of the 36-month period following the executive’s date of termination, provided, however, that the amount of such reimbursements for any month will not exceed the monthly cost of COBRA.

Upon termination of the executive’s employment (other than following a change in control), the executive will be subject to certain restrictions on the executive’s ability to compete or to solicit business or employees of the Bank and the Company for a period of one year following the executive’s termination of employment.  The employment agreements also include provisions protecting the Company’s and Bank’s confidential business information.

Change in Control Agreement

We maintain a change in control agreement with Mr. Plante.  The change in control agreement has an initial term that ends on December 31, 2022, which will extend automatically for one additional year on January 1, 2022, and each January 1st thereafter, so that the remaining term is two years, unless either the Bank and/or the Company or the executive gives written notice at least 60 days prior to the renewal date that the agreement will not be renewed.  Notwithstanding the foregoing, if the Company or the Bank enters into a transaction that would be considered a change in control as defined under the agreement, the term of the agreement would extend automatically so that it would expire no less than two years beyond the effective date of the change in control.

In the event of the executive’s involuntary termination of employment for a reason other than for cause or upon the executive’s voluntary termination for good reason upon or within two years following the effective date of a change in control of the Company or the Bank, the executive would be entitled to a severance payment equal to the sum of two times the executive’s base salary in effect as of the date of termination or immediately prior to the change in control, whichever is higher, plus two times the greater of (1) the executive’s average annual cash bonus (but not less than target) for the three annual performance periods preceding the date of termination of employment or (2) the annual bonus paid to the executive for the most recent annual performance period.  Such payment is payable in a lump sum within 30 days following the executive’s date of termination.  In addition, provided the executive is eligible and timely elects continuing coverage under COBRA, the Bank will pay the executive consecutive monthly COBRA premium reimbursement payments for the level of coverage in effect for the executive (including the executive’s spouse and dependents) under the Bank’s group health plan for 18 months following the executive’s termination of employment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Peapack-Gladstone’s Annual Report on Form 10-K and the Proxy Statement.

The Compensation Committee

of the Board of Directors

F. Duffield Meyercord, Chair

Anthony J. Consi, II

Tony Spinelli

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for Peapack-Gladstone’s named executive officers. For a summary of the Committee’s decisions on compensation awarded to our named executive officers in 2020, see the “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Douglas L. Kennedy	2021	731,000	-	886,108	657,900	248,649	2,523,657
President & CEO of Peapack-	2020	695,000	364,875	910,442	-	243,703	2,214,020
Gladstone and the Bank	2019	695,000	-	694,955	583,800	242,882	2,216,637
Jeffrey J. Carfora	2021	376,000	-	432,392	225,600	133,060	1,167,052
Senior Executive Vice	2020	376,000	131,600	447,428	-	129,456	1,084,484
President and CFO of Peapack-	2019	376,000	-	338,364	210,560	129,456	1,054,380
Gladstone and the Bank
Robert A. Plante	2021	365,000	-	269,132	164,250	17,400	815,782
Executive Vice President	2020	365,000	68,438	290,633	27,375	16,800	768,246
and Chief Operating Officer	2019	365,000	-	276,465	149,194	16,800	807,459
of Peapack-Gladstone
and the Bank
John P. Babcock	2021	545,000	-	626,698	327,000	133,824	1,632,522
Senior Executive Vice President	2020	545,000	136,250	648,552	54,500	131,351	1,515,653
of Peapack-Gladstone	2019	545,000	-	604,924	310,650	130,841	1,591,415
and President of Private
Wealth Management
Gregory M. Smith	2021	340,000	-	235,952	204,000	17,400	797,352
Executive Vice President and	2020	320,000	60,000	278,201	24,000	16,800	699,001
President of Commercial Banking of
Peapack-Gladstone and the Bank (5)

(1)	Represents the aggregate grant date fair value of restricted stock awards in accordance with ASC 718 and are based on a Peapack-Gladstone stock price on the date of grant.
(2)

Amounts represent short-term incentive awards (cash) paid in the first quarter of 2022 under our EPP based on 2021 performance achievement. See “Compensation Discussion and Analysis” for a discussion of how these payments were calculated.

(3)	The following table itemizes the compensation in this column. The table excludes perquisites that did not exceed $10,000 in the aggregate for each named executive officer.
Name	Company Contributions to 401(k)	Deferred Retention Award Plan (A)	BOLI Premiums
Douglas L. Kennedy	$17,400	$228,723	$2,526
Jeffrey J. Carfora	17,400	114,361	1,299
Robert A. Plante	17,400	-	-
John P. Babcock	17,400	114,361	2,063
Gregory M. Smith	17,400	-	-
(A)

This is a defined contribution plan with annual cash contributions of $200,000 for Mr. Kennedy and $100,000 for Messrs. Carfora and Babcock. The account balance receives interest based on the Wall Street Journal prime rate.

(4)	Mr. Smith joined the Company in May 2019 and was named EVP, President of Commercial Banking in December 2020.

Grants of Plan-Based Awards

The following tables set forth additional detail regarding 2021 incentive compensation non-equity (cash) and stock award grants under the Executive Performance Plan.

	Estimated Payouts Under the Short Term
	(Cash) Incentive Plan
Name (1)	Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	Actual Cash Payments ($) (5)
Douglas L. Kennedy	328,950	438,600	657,900	657,900
Jeffrey J. Carfora	112,800	150,400	225,600	225,600
Robert A. Plante	82,125	109,500	164,250	164,250
John P. Babcock	163,500	218,000	327,000	327,000
Gregory M. Smith	102,000	136,000	204,000	204,000

(1)

For 2021, Messrs. Kennedy and Carfora cash incentive was based solely on Company performance and Messrs. Plante, Babcock and Smith cash incentive was based 50% on Company performance and 50% on individual performance.

(2)	Assuming both Company and individual performance are rated at Threshold.
(3)	Assuming both Company and individual performance are rated at Target.
(4)	Assuming both Company and individual performance are rated at Maximum.
(5)

Actual cash payments were based on Company performance at Maximum.  Individual performance was rated at Maximum for Messrs. Plante, Babcock and Smith.  See “Compensation Discussion and Analysis – Short Term Incentive Awards (Cash).”

	Grants Under the Long Term (Stock) Incentive Plan on March 20, 2021
					Grant Date
	Performance Based Awards			Time Vested LTI :	Fair Value of
Name	Threshold (#)	Target (#) (A)	Maximum (#)	Number of Units (B)	Stock Awards (C)
Douglas L. Kennedy	7,770	14,128	23,311	14,128	$886,108
Jeffrey J. Carfora	3,792	6,894	11,375	6,894	432,392
Robert A. Plante	2,360	4,291	7,080	4,291	269,132
John P. Babcock	5,496	9,992	16,487	9,992	626,698
Gregory M. Smith	2,069	3,762	6,207	3,762	235,953

(A)

Represents number of units granted. The award can cliff vest after a three year period above or below amount granted based on the achievement of various metrics, including EPS growth, relative to a peer group.

(B)	Represents number of units granted. The award is time-based and vests in five equal annual installments beginning on the anniversary of the date of grant.
(C)	The March 2021 grant is based on Peapack-Gladstone’s stock price of $31.36 on the date of grant. See “Compensation Discussion and Analysis – Long Term Incentive Awards (Restricted Stock).”

Outstanding Equity Awards at Fiscal Year-End

The following table represents stock units outstanding for each named executive officer as of December 31, 2021.  The market value of shares that have not vested is calculated using our closing market price of $35.40 as of December 31, 2021.  There were no outstanding options for any of the named executive officers as of December 31, 2021.

	Stock Awards
Name	Grant Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested
Douglas L. Kennedy	3/11/2017	668	(2)	$23,647
	3/20/2019	4,398	(1)	155,689
	3/20/2019	13,192	(3)	466,997
	3/20/2020	26,063	(2)	922,630
	3/20/2020	32,578	(3)	1,153,261
	6/22/2020	1,242	(1)	43,967
	3/20/2021	14,128	(2)	500,131
	3/20/2021	14,128	(4)	500,131
Jeffrey J. Carfora	3/11/2017	283	(2)	10,018
	3/20/2019	2,141	(1)	75,791
	3/20/2019	6,423	(3)	227,374
	3/20/2020	12,757	(2)	451,598
	3/20/2020	15,946	(3)	564,488
	6/22/2020	672	(1)	23,789
	3/20/2021	6,894	(2)	244,048
	3/20/2021	6,894	(4)	244,048
Robert A. Plante	3/20/2019	2,624	(1)	92,890
	3/20/2019	2,624	(3)	92,890
	3/20/2020	8,107	(2)	286,988
	3/20/2020	10,133	(3)	358,708
	6/22/2020	653	(1)	23,116
	3/20/2021	4,291	(2)	151,901
	3/20/2021	4,291	(4)	151,901
John P. Babcock	3/11/2017	501	(2)	17,735
	3/20/2019	3,828	(1)	135,511
	3/20/2019	11,483	(3)	406,498
	3/20/2020	18,492	(2)	654,617
	3/20/2020	23,114	(3)	818,236
	6/22/2020	974	(1)	34,480
	3/20/2021	9,992	(2)	353,717
	3/20/2021	9,992	(4)	353,717
Gregory M. Smith	5/19/2019	15,969	(2)	565,303
	3/20/2020	11,706	(2)	414,392
	3/20/2020	4,877	(3)	172,646
	6/22/2020	572	(1)	20,249
	3/20/2021	3,762	(2)	133,175
	3/20/2021	3,762	(4)	133,175

(1)

Vests in three equal annual commencing on the first anniversary of the date of grant and only if the executive continues to serve as an executive at such applicable vesting date. Upon termination of employment by reason of death, disability or retirement, or upon a change in control, all shares immediately vest.

(2)

Vests in five equal annual installments beginning on the first anniversary of the date of grant and only if the executive continues to serve as an executive at such applicable vesting date. Upon termination of employment by reason of death, disability or retirement, or upon a change in control, all shares immediately vest.

(3)

Performance-based restricted stock, which will cliff vest in three years based on the achievement of EPS growth over a three-year period compared to EPS growth of an established peer group. Upon termination of employment by reason of death or disability shares will vest at target. Upon a change in control, shares will vest at the greater of the target level or the level determined after conducting the performance calculation.

(4)

Performance-based restricted stock, which will cliff vest in three years based on the achievement of EPS growth, liquidity and credit quality metrics over a three-year period compared to EPS growth, liquidity and credit quality metrics of an established peer group. Upon termination of employment by reason of death or disability shares will vest at target. Upon a change in control, shares will vest at the greater of the target level or the level determined after conducting the performance calculation.

Option Exercises and Stock Vested

The following table represents the vesting of restricted stock during 2021.  There were no stock options exercised by any named executive officers in 2021.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized On Vesting (1)
Name	(#)	($)
Douglas L. Kennedy	28,607	$897,254
Jeffrey J. Carfora	13,803	432,968
Robert A. Plante	9,072	284,707
John P. Babcock	21,869	685,929
Gregory M. Smith	8,534	273,610

(1)

The value realized upon vesting is equal to the closing market price of the Company’s common stock on the date of vesting multiplied by the number of shares vested.  In each case, the amount reported is the aggregate of shares vesting from more than one grant of restricted stock.

CEO Pay Ratio

As required by Item 402(u) of SEC Regulation S-K, we are providing the following information:

For fiscal 2021, our last completed fiscal year:

▪	The median of the annual total compensation of all employees of our Company was $85,055; and
▪	The annual total compensation of Mr. Kennedy, our Chief Executive Officer, was $2,523,657.

Based on this information, the ratio for 2021 of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees is 29 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

1.	As of December 31, 2021, our employee population consisted of approximately 513 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date.
2.

To find the median of the annual total compensation of all our employees, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2021. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2021, but did not work for us the entire year.  No full-time equivalent adjustments were made for part-time employees.

3.

We identified a median cohort of 15 employees using this compensation measure and methodology. For the median cohort, we added together all of the elements of such employees’ compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

4.	Based on the total compensation calculation outlined in Step 3, we selected the employee within the median cohort with the median total compensation.
5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Peapack-Gladstone and the Bank maintain employment agreements with Messrs. Kennedy, Carfora, Babcock and Smith which set forth the terms of employment of the officers and provide for benefits in the event of termination without “cause.” Peapack-Gladstone and the Bank have also entered into a change in control agreements with Mr. Plante, each of which provide for benefits in the event a termination without “cause” or for “good reason” during a specified period following a merger or acquisition of Peapack-Gladstone. A detailed description of the employment agreements and change-in-control agreements may be found in the Compensation Discussion and Analysis section of this proxy under “Employment Contracts” and “Change in Control Agreements.”

The following table shows the potential payments under each named executive officer’s change-in-control or employment agreement if he had terminated employment with the Company effective December 31, 2021, under each of the following retirement or termination circumstances: (1) death or disability; (2) voluntary resignation or dismissal for cause; (3) retirement; (4) dismissal without cause; and (5) dismissal without cause or resignation for good reason following a change-in-control of Peapack-Gladstone. These payments are considered estimates as they contain some assumptions regarding stock price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Compensation and/or Benefits Payable Upon Termination	Death or Disability	Voluntary Resignation or Dismissal For Cause	Retirement	Dismissal Without Cause (no Change in Control) (1) (2)	Dismissal Without Cause or Resignation For Good Reason (following a Change in Control) (1) (2) (3) (7)
Douglas L. Kennedy
Cash Severance	$-	$-	$-	$1,462,000	$3,605,588
Equity Acceleration (4)	3,766,453	-	3,766,453	-	3,766,453
Welfare Benefits Continuation	-	-	-	-	34,651
Life Insurance Benefit (5) (6)	1,250,000	-	-	-	298,716
Total Benefit	$5,016,453	$-	$3,766,453	$1,462,000	$7,705,408
Jeffrey J. Carfora
Cash Severance	$-	$-	$-	$752,000	$1,637,480
Equity Acceleration (4)	1,841,154	-	1,841,154	-	1,841,154
Welfare Benefits Continuation	-	-	-	-	37,292
Life Insurance Benefit (5) (6)	730,000	-	-	-	155,982
Total Benefit	$2,571,154	$-	$1,841,154	$752,000	$3,671,908
Robert A. Plante
Cash Severance	$-	$-	$-	$-	$990,063
Equity Acceleration (4)	1,158,394	-	1,158,394	-	1,158,394
Welfare Benefits Continuation	-	-	-	-	47,478
Life Insurance Benefit (5) (6)	-	-	-	-	-
Total Benefit	$1,158,394	$-	$1,158,394	$-	$2,195,935
John P. Babcock
Cash Severance	$-	$-	$-	$1,090,000	$2,425,250
Equity Acceleration (4)	2,774,511	-	2,774,511	-	2,774,511
Welfare Benefits Continuation	-	-	-	-	25,749
Life Insurance Benefit (5) (6)	1,250,000	-	-	-	129,578
Total Benefit	$4,024,511	$-	$2,774,511	$1,090,000	$5,355,088
Gregory M. Smith
Cash Severance	$-	$-	$-	$-	$891,200
Equity Acceleration (4)	1,438,940	-	1,438,940	-	1,438,940
Welfare Benefits Continuation	-	-	-	-	47,478
Life Insurance Benefit (5) (6)	-	-	-	-	-
Total Benefit	$1,438,940	$-	$1,438,940	$-	$2,377,618

(1)

The term “cause” generally means a (i) material failure to perform the duties assigned to the named executive officer related to the named executive officer's position or imposed upon the named executive officer by applicable law, and such failure to perform constitutes self-dealing, willful misconduct or recklessness; (ii) committing an act of dishonesty in the performance of the named executive officer’s duties related to the named executive officer’s position or engaging in conduct materially detrimental to the business of the Bank; (iii) conviction of a felony or misdemeanor involving moral turpitude; (vi) material failure to perform the named executive officer’s duties related to the named executive officer’s position, which such breach or failure is not remedied by the named executive officer within 30 days after written demand from the Bank; (v) knowingly failure to follow lawful, written directives of the Board of Directors of the Company and/or the Bank; or (vi) engagement in any material employment act or practice, including but not limited to sexual harassment, forbidden by the Bank in its employment manual as revised from time to time.

(2)

The term “change in control” generally means (i) the acquisition of 30% or more of the voting power of the Company’s securities; (ii) the first purchase of the Company’s common stock pursuant to a tender or exchange offer; (iii) the shareholder approval of (a) a merger or consolidation of the Company into another corporation wherein the other corporation exercises control over the Company, (b) a sale or disposition of all or substantially all of the Company’s assets or (c) a plan of liquidation or dissolution of the Company; (iv) a change in board membership such that over a two-year period the directors constituting the Board at the beginning of such period do not constitute two-thirds of the Board of the Company or a successor corporation at the end of such period; or (v) a sale of (a) the common stock of the Company following which a person or entity other than the Company or its affiliates owns a majority thereof or (b) all or substantially all of the Company’s assets.

(3)

The term “good reason” generally means (i) a material reduction in the named executive officer’s base salary; (ii) a material reduction in the named executive officer’s authority, duties or responsibilities from the position and attributes associated with the named executive officer’s position; (iii) a change in the named executive officer’s primary office or location resulting in an increase in the named executive officer’s commute of 25 miles or more; or (iv) a material breach of the named executive officer’s employment or change in control agreement, as applicable, by the Bank.

(4)

Our 2012 Long-Term Stock Incentive Plan (the “Amended 2012 Plan”) provides that equity awards assumed by any acquiror will vest only upon specified termination events following a change in control.  If awards are not assumed by the acquiror, then outstanding awards will vest upon the change in control.  With respect to awards assumed by the surviving entity in connection with a change in control, if the grantee’s employment is terminated without cause or, in certain cases, if the grantee resigns for good reason, within two years after the effective date of the change in control, then the grantee’s outstanding options become fully vested, time-based vesting restrictions on outstanding awards lapse and unless otherwise provided in the agreement, outstanding performance-based awards will be deemed to have been earned at the target level, or at a level in excess of target in the Committee’s discretion, and paid on a pro-rated basis based upon the length of time the grantee was employed during the performance period. The value of equity acceleration reported is based on the market price of $35.40 as of December 31, 2021. Named executive officers would have three years from the date of termination following a change in control to exercise any vested options.

(5)

Peapack-Gladstone has purchased bank-owned life insurance and entered into a split-dollar plan with certain named executive officers and certain other employees to provide current and post-employment life insurance in an amount that ranges from $25,000 to 2.5 times the executive’s annual base salary. A life insurance benefit of 2.5 times the executive’s annual base salary vests if the executive becomes disabled prior to the termination of employment. A benefit of 2.5 times the executive’s salary is paid if the executive dies while employed by Peapack-Gladstone.

(6)

The life insurance benefit at dismissal without cause or resignation for good reason following a change in control represents the imputed income from December 2020 through the end of the executive’s plan participation year (calculated on an actuarial basis) under Peapack-Gladstone’s Split-Dollar Plan. Upon a change in control, the executive would vest in the benefit of 2.5 times the executive’s annual base salary.

(7)

In the event any payments to the named executive officers would exceed the amount that could be received without the imposition of an excise tax under Section 4999 of the Code, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (i) the dollar amount that can be paid to the named executive officers without triggering an excise tax under Section 4999 of the Code, or (ii) the greatest after-tax amount payable to the executive after taking into account any excise tax imposed under Section 4999 of the Code on the total payments. The benefits in this column do not take into account any reductions that may be required pursuant to the foregoing.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities and Exchange Act requires that Peapack-Gladstone’s executive officers, directors and persons who own more than ten percent of a registered class of Peapack-Gladstone’s common stock, file reports of ownership and changes in ownership with the SEC. Based upon copies of reports furnished by these insiders of Peapack-Gladstone, all Section 16(a) reporting requirements applicable to insiders during 2021 were satisfied on a timely basis except for: one Form 4 which was filed late by F. Duffield Meyercord, Chairman of the Board and one Form 4 which was filed late by Francesco Rossi, Chief Accounting Officer.

TRANSACTIONS WITH

RELATED PERSONS

Peapack-Gladstone uses the same policies and procedures for the review, approval and ratification of related persons transactions as described above under the caption “Director Independence.” In addition to the matters discussed above under the caption “Director Independence,” directors and officers and their associates were customers of and had transactions with the Bank during the year ended December 31, 2021, and it is expected that such persons will continue to have such transactions in the future. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Peapack-Gladstone, and, in the opinion of management of Peapack-Gladstone, did not involve more than normal risks of collectability or present other unfavorable features.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, any substantive proposals, including shareholder proposals, must be referred to in Peapack-Gladstone’s notice of shareholders’ meeting for such proposal to be properly considered at a meeting of Peapack-Gladstone.

Proposals of shareholders which are eligible under the rules of the SEC to be included in Peapack-Gladstone’s year 2023 proxy materials must be received by the Secretary of Peapack-Gladstone no later than November 17, 2022.

Under new SEC Rule 14a-19, a stockholder intending to engage in a director election contest with respect to the Company’s annual meeting of stockholders to be held in 2023 must give the Company notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year’s annual meeting.  This deadline is March 3, 2023.

Under the terms of our bylaws, a shareholder who intends to nominate a person for election to our Board or to present an item of business at the 2022 Annual Meeting (other than a proposal submitted for inclusion in our proxy materials) must deliver to the Secretary of Peapack-Gladstone Bank written notice of such business, including the information specified in the bylaws, between December 6, 2021 and January 5, 2022.  If Peapack-Gladstone advances its 2023 Annual Meeting date more than 30 days from the anniversary date of its 2022 Annual Meeting or delays it more than 70 days, then notice by the shareholder to be timely must be delivered not earlier than 90 days prior to the annual meeting date and not later than the close of business 10 days following the day on which the public announcement of the date of the meeting is made. If Peapack-Gladstone changes the date of its 2023 Annual Meeting in a manner that alters the deadline, Peapack-Gladstone will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change or notify its shareholders by another reasonable means.

OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the meeting other than that stated in this proxy statement. Should any other matter properly come before the meeting or any adjournment thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

Peapack-Gladstone Financial Corporation Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/PGC or scan the QR code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/PGC Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3 1. Election of Directors: For Withhold For Withhold For Withhold 01 Carmen M. Bowser 02 Susan A. Cole 03 Anthony J. Consi, II 04 Richard Daingerfield 05 Edward A. Gramigna, Jr. 06 Peter D. Horst 07 Steven A. Kass 08 Douglas L. Kennedy 09 F. Duffield Meyercord 10 Patrick J. Mullen 11 Philip W. Smith, III 12 Tony Spinelli 2. To approve, on a non-binding basis, the compensation of the Company’s named executive officers. For Against Abstain 3. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. For Against Abstain Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box.

The Peapack-Gladstone Financial Corporation Shareholder Meeting will be conducted solely online via live webcast. You will be able to virtually attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting: meetnow.global/MNRMTKV on Tuesday, May 3, 2022 at 10:00am Eastern Time as described in our proxy statement. If you plan to virtually attend and participate in the PGFC Annual Meeting, please retain these documents that contain your control number, which will be required for you to access the meeting as a shareholder Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/PGC Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/PGC IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Peapack-Gladstone Financial Corporation Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting May 3, 2022 Richard Daingerfield, Philip W. Smith, III, Beth Welsh, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Peapack-Gladstone Financial Corporation to be held on May 3, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all the nominees listed and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.

PAEPACK-GLANDSTONE FINANCIAL CORPORATION VOTE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and A FOR Proposals 2 and 3. 1. Election of Directors: 01 - Carmen M. Bowser 02 - Susan A. Cole 03 - Anthony J. Consi, II 04 - Richard Daingerfield 05 - Edward A. Gramigna, Jr. 06 - Peter D. Horst 07 - Steven A. Kass 08 - Douglas L. Kennedy 09 - F. Duffield Meyercord 10 - Patrick J. Mullen 11 - Philip W. Smith, III 12 - Tony Spinelli 13 - Beth Welsh For Withhold For Withhold For Withhold 2. To approve, on a non-binding basis, the compensation of the Company’s named executive officers. For Against Abstain For Against Abstain 3. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 03KZDA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/PGC IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Peapack-Gladstone Financial Corporation Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 3, 2022 Richard Daingerfield, Philip W. Smith, III, Beth Welsh, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Peapack-Gladstone Financial Corporation to be held on May 3, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all the nominees listed and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)

PAEPACK-GLANDSTONE FINANCIAL CORPORATION VOTE + Online Go to www.envisionreports.com/PGC or scan the QR code — login details are located in the shaded bar below. Shareholder Meeting Notice Important Notice Regarding the Availability of Proxy Materials for the Peapack-Gladstone Financial Corporation Shareholder Meeting to be Held on Tuesday, May 3, 2022. Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2022 proxy materials are available at: www.envisionreports.com/PGC Easy Online Access — View your proxy materials and vote. Step 1: Go to www.envisionreports.com/PGC. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before April 19, 2022 to facilitate timely delivery. 2 N O T 03KZZC +

Shareholder Meeting Notice The Peapack-Gladstone Financial Corporation Shareholder Meeting will be conducted solely online via live webcast. You will be able to virtually attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting: meetnow.global/MNRMTKV on Tuesday, May 3, 2022 at 10:00am Eastern Time as described in our proxy statement. If you plan to virtually attend and participate in the PGFC Annual Meeting, please retain these documents that contain your control number, which will be required for you to access the meeting as a shareholder. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3: 1. Election of Directors: 01 - Carmen M. Bowser 02 - Susan A. Cole 03 - Anthony J. Consi, II 04 - Richard Daingerfield 05 - Edward A. Gramigna, Jr. 06 - Peter D. Horst 07 - Steven A. Kass 08 - Douglas L. Kennedy 09 - F. Duffield Meyercord 10 - Patrick J. Mullen 11 - Philip W. Smith, III 12 - Tony Spinelli 13 - Beth Welsh 2. To approve, on a non-binding basis, the compensation of the Company’s named executive officers. 3. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. Here’s how to order a copy of the proxy materials and select delivery preferences: Current and future delivery requests can be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials. — Internet – Go to www.envisionreports.com/PGC. Click Cast Your Vote or Request Materials. — Phone – Call us free of charge at 1-866-641-4276. — Email – Send an email to investorvote@computershare.com with “Peapack-Gladstone Financial Corporation” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by April 19, 2022.